Exhibit 99.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

September 15, 2019

by and among

MOSAIC ACQUISITION CORP.,

MAIDEN MERGER SUB, INC.

and

VIVINT SMART HOME, INC.

i

4.10	Compliance with Laws	33

4.11	Intellectual Property	33

4.12	Contracts; No Defaults	36

4.13	Company Benefit Plans	37

4.14	Labor Matters	39

4.15	Taxes	40

4.16	Brokers’ Fees	42

4.17	Insurance	42

4.18	Real Property; Assets	43

4.19	Environmental Matters	44

4.20	Absence of Changes	44

4.21	Affiliate Agreements	45

4.22	Internal Controls	45

4.23	Permits	45

4.24	Registration Statement	45

4.25	No Additional Representations and Warranties	46

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		46

5.01	Corporate Organization	46

5.02	Due Authorization	47

5.03	No Conflict	48

5.04	Litigation and Proceedings	48

5.05	Compliance with Laws	48

5.06	Employee Benefit Plans	49

5.07	Governmental Authorities; Consents	50

5.08	Financial Ability; Trust Account	50

5.09	Taxes	51

5.10	Brokers’ Fees	52

5.11	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	52

5.12	Business Activities	53

5.13	Registration Statement	55

5.14	No Outside Reliance	55

5.15	Capitalization	56

5.16	NYSE Stock Market Quotation	57

5.17	Contracts; No Defaults	57

5.18	Title to Property	58

5.19	Investment Company Act	58

5.20	Affiliate Agreements	58

5.21	Forward Purchase Agreements	58

5.22	Fortress Subscription Agreement	59

ARTICLE VI COVENANTS OF THE COMPANY		60

6.01	Conduct of Business	60

6.02	Inspection	63

6.03	HSR Act and Regulatory Approvals	63

6.04	No Acquiror Common Stock Transactions	64

6.05	No Claim Against the Trust Account	64

6.06	Proxy Solicitation; Other Actions	65

6.07	Director Appointments	66

6.08	Non-Solicitation; Acquisition Proposals	66

ARTICLE VII COVENANTS OF ACQUIROR		71

7.01	HSR Act and Regulatory Approvals	71

7.02	Indemnification and Insurance	73

7.03	Conduct of Acquiror During the Interim Period	74

7.04	Trust Account	77

7.05	Inspection	77

7.06	Acquiror NYSE Listing	77

7.07	Acquiror Public Filings	77

7.08	Financing	78

7.09	Termination of Acquiror Affiliate Agreements	78

7.10	Additional Insurance Matters	78

7.11	Section 16 Matters	78

7.12	Exclusivity	78

7.13	Extension	79

7.14	Bylaws	79

ARTICLE VIII JOINT COVENANTS		79

8.01	Support of Transaction	79

8.02	Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval	80

8.03	Tax Matters	82

8.04	Confidentiality; Publicity	83

8.05	Post-Closing Cooperation; Further Assurances	83

ARTICLE IX CONDITIONS TO OBLIGATIONS		84

9.01	Conditions to Obligations of All Parties	84

9.02	Additional Conditions to Obligations of Acquiror	84

9.03	Additional Conditions to the Obligations of the Company	85

ARTICLE X TERMINATION/EFFECTIVENESS		86

10.01	Termination	86

10.02	Effect of Termination	88

ARTICLE XI MISCELLANEOUS		89

11.01	Waiver	89

11.02	Notices	89

11.03	Assignment	90

11.04	Rights of Third Parties	90

11.05	Expenses	90

11.06	Governing Law	90

11.07	Captions; Counterparts	91

11.08	Schedules and Exhibits	91

11.09	Entire Agreement	91

11.10	Amendments	91

11.11	Severability	91

11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	91

11.13	Enforcement	92

11.14	Non-Recourse	93

11.15	Nonsurvival of Representations, Warranties and Covenants	93

11.16	Acknowledgements	93

Exhibits

Exhibit A – Form of Amended and Restated Certificate of Incorporation of Acquiror

Exhibit B – Form of Amended and Restated Bylaws of Acquiror

Exhibit C – Form of Acquiror Omnibus Incentive Plan

Exhibit D – Form of Amended and Restated Certificate of Incorporation of the Company

Exhibit E – Treatment of Company Group Equity Awards

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 15, 2019, is entered into by and among Mosaic Acquisition Corp., a Delaware corporation (“Acquiror”), Maiden Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Vivint Smart Home, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, (i) Acquiror and the Fortress Subscriber have entered into that certain Subscription Agreement, dated as of the date hereof (as amended or modified from time to time, the “Fortress Subscription Agreement”) and (ii) Acquiror and each of the Blackstone Subscribers have entered into those certain Subscription Agreements, each dated as of the date hereof (as amended or modified from time to time, the “Blackstone Subscription Agreements” and, together with the Fortress Subscription Agreement, the “Subscription Agreements”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, each of the Sponsors has entered into that certain Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”), with Acquiror and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, 313 Acquisition LLC has entered into that certain Support Agreement, dated as of the date hereof (the “Support Agreement”), with Acquiror;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Shareholders who will receive Acquiror Common Stock pursuant to Article III, have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), to be effective upon the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Shareholders who will receive Acquiror Common Stock pursuant to Article III, have entered into that certain Stockholders Agreement and those certain related Confidentiality and Lockup Agreements (collectively, the “Stockholders Agreement”), each to be effective upon the Closing;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation (the “Acquiror A&R Charter”) in the form set forth on Exhibit A, to provide for, among other things, an increase to the number of Acquiror’s authorized shares of Acquiror Common Stock in connection with the Transactions;

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall adopt the amended and restated bylaws (the “Acquiror A&R Bylaws”) in the form set forth on Exhibit B;

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the Mosaic Acquisition Corp. 2019 Omnibus Incentive Plan (the “Acquiror Omnibus Incentive Plan”) in the form set forth on Exhibit C; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Transactions shall constitute a transaction that qualifies under Section 351 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01    Definitions. As used herein, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality

Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements);

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror A&R Charter” has the meaning specified in the recitals hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Benefit Plans” has the meaning set forth in Section 5.06.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Class F Common Stock” means Acquiror’s Class F Common Stock, par value $0.0001 per share.

“Acquiror Common Stock” means Acquiror’s Class A Common Stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Omnibus Incentive Plan” has the meaning specified in the recitals hereto.

“Acquiror Omnibus Incentive Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Related Parties” means any of Acquiror’s or Merger Sub’s respective former, current or future general or limited partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees,

Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing; provided, “Acquiror Related Parties” shall not be deemed to include Acquiror or Merger Sub.

“Acquiror Sale” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities, (b) there is consummated a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Acquiror Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale.

“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Stockholder Extension Approval” means the approval of the Extension and the other matters presented for stockholder approval in the Extension Proxy Statement by the requisite vote of the stockholders of Acquiror.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Acquisition Proposal” has the meaning specified in Section 6.08(e)(i).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 4.07.

“Blackstone Subscribers” means, collectively, Blackstone Capital Partners VI LP, Blackstone Family Investment Partnership VI L.P. and Blackstone Family Investment Partnership VI – ESC L.P.

“Blackstone Subscription Agreements” has the meaning specified in the Recitals hereto.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 7.12.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Designations” means the Certificate of Designations of the Company Preferred Stock, filed with the Secretary of State of the State of Delaware on April 25, 2016.

“Certificate of Incorporation” means the Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on December 21, 2018.

“Certificate of Merger” has the meaning specified in Section 2.01.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(e)

“Company Certificate” has the meaning specified in Section 3.03(a).

“Company Change in Recommendation” has the meaning specified in Section 8.02(e).

“Company Common Stock” means a share of the Company’s common stock, par value $0.01 per share.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company and its Subsidiaries, as currently conducted.

“Company Group Class B Units” means Class B Units of 313 Acquisition LLC granted pursuant to the Company Group Stock Plans.

“Company Group Equity Awards” means shares of Company Restricted Stock, Company Group RSUs, Company Group SARs and any awards granted under the Company Group LTIP Plans or other Company Group Stock Plans.

“Company Group LTIP Plans” means, collectively, the Vivint Group, Inc. Amended and Restated 2013 Long-Term Incentive Pool Plan for Regional Managers, the Vivint Group, Inc. Amended and Restated 2013 Long-Term Incentive Pool Plan for Sales Managers, the Vivint Group, Inc. 2013 Long-Term Incentive Pool Plan for Regional Technicians, and the Vivint Group, Inc. Amended and Restated 2013 Long-Term Incentive Pool Plan for Lead Technicians.

“Company Group RSU” means a restricted stock unit in respect of shares of Vivint Group, Inc. granted pursuant to the Company Group Stock Plans.

“Company Group SAR” means a stock appreciation right in respect of shares of Vivint Group, Inc. granted pursuant to the Company Group Stock Plans.

“Company Group Stock Plans” means the Company Group LTIP Plans, the 313 Acquisition LLC Amended and Restated Unit Plan, and the Vivint Group, Inc. Amended and Restated 2013 Omnibus Incentive Plan.

“Company Notice” has the meaning specified in Section 6.08(c).

“Company Preferred Stock” means the shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Vivint Smart Home, Inc.

“Company Related Parties” means the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Restricted Stock” means the unvested restricted shares of Company Common Stock that are delivered to holders of unvested Company Group Class B Units as part of a redemption of Company Group Class B Units pursuant to Section 3.05(d)(i).

“Company Requisite Approval” has the meaning specified in Section 4.03.

“Company Shareholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Shareholder Approval” means the approval of a majority of the voting power of the outstanding Company Common Stock and Company Preferred Stock (on an “as converted basis”) voting as a single class.

“Company Software” means all Software used in the business of the Company and its Subsidiaries, as currently conducted.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Termination Payment” means $81,060,000.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“DGCL” has the meaning specified in the Recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.10.

“Earnout Shares” means the shares of Acquiror Common Stock that may be issued pursuant to Section 3.06(a) and Section 3.06(b).

“Effective Time” has the meaning specified in Section 2.01.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 209.6849221312.

“Extension” has the meaning specified in Section 7.13.

“Extension Proxy Statement” has the meaning specified in Section 7.13.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“First Earnout Achievement Date” has the meaning specified in Section 3.06(a).

“First Earnout Fully Diluted Shares” means the sum of (a) the number of shares of Acquiror Common Stock issued to holders of Company Common Stock at the Effective Time (including holders of shares of Company Common Stock (x) resulting from the conversion of Company Preferred Stock described in Section 3.01(a) or (y) issued as a result of the transactions contemplated by Section 3.05(d)(i) that are vested as of the Effective Time, but excluding any shares of Company Restricted Stock) plus (b) the number of shares of Acquiror Common Stock issued from the Effective Time through the First Earnout Achievement Date in respect of settled or exercised, as applicable, Rollover Equity Awards (including any shares of Rollover Restricted Stock which have become vested as of or prior to the First Earnout Achievement Date) plus (c) the number of shares of Acquiror Common Stock underlying unsettled and unexercised Rollover Equity Awards outstanding as of the First Earnout Achievement Date (excluding, for the avoidance of doubt, any Rollover RSUs, Rollover SARs and shares of Rollover Restricted Stock that have been forfeited or cancelled at any time from the Effective Time through the First Earnout Achievement Date).

“Fortress Subscriber” means Drawbridge Special Opportunities Fund LP.

“Fortress Subscription Agreement” has the meaning specified in the Recitals hereto.

“Forward Purchase Agreements” means those certain Forward Purchase Agreements, each dated as of September 26, 2017, by and among the Sponsors, Acquiror, and the party listed as the purchaser on the signature page thereof, as amended or modified from time to time.

“Forward Purchaser” means each party listed as a purchaser in a Forward Purchase Agreement.

“FP Financing” has the meaning specified in Section 5.21.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold or pesticides.

“Holdings SEC Reports” means all registration statements, reports, schedules, forms, statements and other documents of APX Group Holdings, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues, reexaminations and interferences thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® Handle) and related accounts, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights and designs;

(iv) internet domain names; (v) trade secrets, know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”) and (vi) rights in Software.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“Intervening Event” has the meaning specified in Section 6.08(e)(iii).

“Intervening Event Notice” has the meaning specified in Section 6.08(d).

“Intervening Event Notice Period” has the meaning specified in Section 6.08(d).

“Issuance Proposal” has the meaning specified in Section 8.02(c).

“IT Systems” has the meaning specified in Section 4.11(i).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or its Subsidiaries for which the Company or its Subsidiaries is required to make aggregate payments in excess of $135,000 annually.

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Material Adverse Effect” means any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole,

(e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented or which actions are contemplated by this Agreement; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the Transactions.

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in in Section 2.01.

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Notice Period” has the meaning specified in Section 6.08(c).

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Materials” has the meaning specified in Section 4.11(f).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.09(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.09(a).

“Owned Company Software” has the meaning specified in Section 4.11(h).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Per Share Merger Consideration” has the meaning specified in Section 3.01(b).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(a) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company and its subsidiaries).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any personal information that specifically identifies any individual who has provided information to the Company or any of its Subsidiaries, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.

“Privacy Laws” means any and all applicable Laws relating to the collection, use, storage, safeguarding and security (both technical and physical) of Personal Information.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Rollover Equity Award” means the Rollover RSUs, the Rollover SARs, the shares of Rollover Restricted Stock and any awards granted under the Company Rollover LTIP Plans.

“Rollover LTIP Plans” has the meaning set forth in Section 3.05(c).

“Rollover Restricted Stock” has the meaning set forth in Section 3.05(d)(ii).

“Rollover RSUs” has the meaning set forth in Section 3.05(a).

“Rollover SARs” has the meaning set forth in Section 3.05(b).

“Schedules” means the disclosure schedules of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Second Earnout Achievement Date” has the meaning specified in Section 3.06(b).

“Second Earnout Fully Diluted Shares” means the sum of (a) the number of shares of Acquiror Common Stock issued to holders of Company Common Stock at the Effective Time (including holders of shares of Company Common Stock (x) resulting from the conversion of Company Preferred Stock described in Section 3.01(a) or (y) issued as a result of the transactions contemplated by Section 3.05(d)(i) that are vested as of the Effective Time, but excluding any shares of Company Restricted Stock) plus (b) the number of shares of Acquiror Common Stock issued from the Effective Time through the Second Earnout Achievement Date in respect of settled or exercised, as applicable, Rollover Equity Awards (including any shares of Rollover Restricted Stock which have become vested as of or prior to the Second Earnout Achievement Date) plus (c) the number of shares of Acquiror Common Stock underlying unsettled and unexercised Rollover Equity Awards outstanding as of the Second Earnout Achievement Date (excluding, for the avoidance of doubt, any Rollover RSUs, Rollover SARs and shares of Rollover Restricted Stock that have been forfeited or cancelled at any time from the Effective Time through the Second Earnout Achievement Date).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any direct or indirect Subsidiary of the Company which would qualify as a “significant subsidiary” pursuant to Rule 1-02(w) of Regulation S-X.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means each of Mosaic Sponsor, LLC and Fortress Mosaic Sponsor LLC.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Stockholders Agreement” has the meaning specified in the recitals hereto.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subscription Proposals” has the meaning specified in Section 8.02(c).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Superior Proposal” has the meaning specified in Section 6.08(e)(ii).

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02(a).

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Trustee” has the meaning specified in Section 5.08(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.07.

“VGI Common Stock” means a share of Vivint Group, Inc. common stock, par value $0.01 per share.

“VGI Exchange Ratio” means 0.2076986176.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Acquiror.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 26, 2017, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)    The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03    Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Todd R. Pedersen, Alex J. Dunn and Mark J. Davies and, in the case of Acquiror, David M. Maura and William H. Mitchell.

ARTICLE II

THE MERGER; CLOSING

2.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.04    Certificate of Incorporation and Bylaws of the Surviving Company.

(a)    At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit D attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b)    At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Corporation’s certificate of incorporation and the DGCL.

2.05    Directors and Officers of the Surviving Company.

(a)    The Company shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) each person set forth on Schedule 2.05 shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b)    Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed.

ARTICLE III

EFFECTS OF THE MERGER

3.01    Effect on Capital Stock. Subject to the provisions of this Agreement:

(a)    immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall automatically convert into a number of shares of Company Common Stock in accordance with Section 6(b)(2) of the Certificate of Designations. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities;

(b)    at the Effective Time, by virtue of the Merger and without any action on the part of any Acquiror Stockholder, each share of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into, and the holder of such share of Company Common Stock shall be entitled to receive, (1) the number of shares of Acquiror Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”), (2) a number of shares of Acquiror Common Stock issuable pursuant to Section 3.06(a), if any, and (3) a number of shares of Acquiror Common Stock issuable pursuant to Section 3.06(b), if any. All of the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 3.01(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Company Common Stock shall have been converted in the Merger;

(c)    at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(d)    at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.02    Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03    Delivery of Per Share Merger Consideration.

(a)    Concurrently with the mailing of the Consent Solicitation Statement, Acquiror shall cause to be mailed to each holder of record of Company Common Stock and Company Preferred Stock a letter of transmittal in customary form to be approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed) prior to the Closing (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock and Company Preferred Stock, as applicable, shall pass, only upon delivery of the shares of Company Common Stock and Company Preferred Stock, as applicable, to Acquiror (including all certificates representing shares of Company Common Stock and Company Preferred Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Common Stock or Company Preferred Stock are certificated), together with instructions thereto.

(b)    Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Common Stock and Company Preferred Stock and the holder of such shares of Company Common Stock and Company Preferred Stock, to the extent such shares of Company Common Stock and Company Preferred Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Common Stock and Company Preferred Stock, as applicable, shall be entitled to receive in exchange therefor, the Per Share Merger Consideration into which such shares of Company Common Stock and Company Preferred Stock, as applicable, have been converted pursuant to Section 3.01(b) (after giving effect to Section 3.01(a)). Until surrendered as contemplated by Section 3.03(b), each share of Company Common Stock and Company Preferred Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration which the holders of shares of Company Common Stock and Company Preferred Stock, as applicable, were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

3.04    Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, and Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Merger Consideration, deliverable in respect thereof as determined in accordance with this Article III.

3.05    Conversion of Company Group Equity Awards.

(a)    Effective as of the Effective Time, each Company Group RSU, to the extent then outstanding and unsettled, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into, and thereafter evidence, a restricted stock unit with respect to that number of shares of Acquiror Common Stock that is equal to the product of (a) the number of shares of VGI Common Stock subject to such Company Group RSU as of immediately prior to the Effective Time, multiplied by (b) the VGI Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock (after such conversion, “Rollover RSUs”). The Rollover RSUs also will be entitled to the adjustments described in Section 3.06(a)(iv) and Section 3.06(b)(iv), if applicable.

(b)    Effective as of the Effective Time, each Company Group SAR, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into, and thereafter evidence, a stock appreciation right with respect to that number of shares of Acquiror Common Stock that is equal to the product of (a) the number of shares of VGI Common Stock subject to such Company Group SAR as of immediately prior to the Effective Time, multiplied by (b) the VGI Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock (after such conversion, “Rollover SARs”), with a strike price per share of Acquiror Common Stock equal to the quotient obtained by dividing (x) the per share strike price of such Company Group SAR as of immediately prior to the Effective Time by (y) the VGI Exchange Ratio, rounded up to the nearest whole cent. The Rollover SARs also will be entitled to the adjustments described in Section 3.06(a)(iv) and Section 3.06(b)(iv), if applicable.

(c)    Effective as of the Effective Time, the Acquiror shall assume the Company Group LTIP Plans and all awards granted thereunder (as amended as set forth on Exhibit E), including any liabilities and obligations associated therewith and make adjustments such that awards under the Company Group LTIP Plans shall be settled in a number of shares of Acquiror Common Stock with a fair market value equal to a number of hypothetical Rollover SARs with respect to (a) the number of shares of VGI Common Stock subject to the hypothetical Company Group SARs underlying such Company Group LTIP Plan as of immediately prior to the Effective Time, multiplied by (b) the VGI Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock, with a strike price per share of Acquiror Common Stock equal to the quotient obtained by dividing (x) the per share strike price of such hypothetical Company Group SARs as of immediately prior to the Effective Time by (y) the VGI Exchange Ratio, rounded up to the nearest whole cent (such assumed and adjusted plans, the “Rollover LTIP Plans”). The Parties acknowledge and agree that the occurrence of the Closing shall constitute an event similar to a “Public Offering” of Vivint Group, Inc. for purposes of the Rollover LTIP Plans. The hypothetical Rollover SARs underlying the Rollover LTIP Plans also will be entitled to the adjustments described in Section 3.06(a)(iv) and Section 3.06(b)(iv), if applicable.

(d)

(i)    The Company shall effectuate the transactions set forth on Exhibit E in accordance with the terms thereof.

(ii)    Effective as of the Effective Time, each share of Company Restricted Stock (as amended pursuant to Exhibit E), to the extent then unvested and outstanding, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into (1) a number of shares of restricted Acquiror Common Stock equal to the Exchange Ratio, rounded to the nearest whole share of Acquiror Common Stock (after such conversion, “Rollover Restricted Stock”), (2) a number of shares of Acquiror Common Stock issuable pursuant to Section 3.06(a), if any, and (3) a number of shares of Acquiror Common Stock issuable pursuant to Section 3.06(b), if any.

(e)    Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Effective Time, each Rollover Equity Award shall be subject to the Acquiror Omnibus Incentive Plan (and considered “Substitute Awards” for purposes thereof) and to the same terms and conditions, including, without limitation, any vesting conditions (as amended pursuant to Exhibit E), as had applied to the corresponding Company Group Equity Award as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the Acquiror Board to be necessary or appropriate to give effect to the conversion or the Transactions.

3.06    Earnout.

(a)    If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (such time when the foregoing is first satisfied, the “First Earnout Achievement Date”), the Company shall promptly:

(i)    issue to each holder of shares of Company Common Stock outstanding immediately prior to the Effective Time (including holders of shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a) or issued as a result of the transactions contemplated by Section 3.05(d)(i)), a number of shares of Acquiror

Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock issued to such holder at the Effective Time in respect of the Company Common Stock held by such holder as of immediately prior to the Effective Time divided by (B) the First Earnout Fully Diluted Shares multiplied by (2) 12,500,000;

(ii)    issue to each holder of shares of Acquiror Common Stock who received such Acquiror Common Stock in respect of a settled, vested, or exercised Rollover Equity Award, as applicable, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock so issued to such holder in respect of such Rollover Equity Award divided by (B) the First Earnout Fully Diluted Shares multiplied by (2) 12,500,000;

(iii)    issue to each holder of shares of outstanding Rollover Restricted Stock, a number of shares of restricted Acquiror Common Stock (subject to the same vesting terms as the Rollover Restricted Stock) equal to the product of (1) the quotient of (A) the number of shares of restricted Acquiror Common Stock so issued to such holder in respect of the Rollover Restricted Stock outstanding on the First Earnout Achievement Date divided by (B) the First Earnout Fully Diluted Shares multiplied by (2) 12,500,000; and

(iv)    the Company shall adjust the strike price and/or other terms and conditions of each outstanding unsettled or unexercised Rollover Equity Award (other than Rollover Restricted Stock), such that each such Rollover Equity Award is increased in value by the equivalent of the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock subject to such Rollover Equity Award outstanding on the First Earnout Achievement Date divided by (B) the First Earnout Fully Diluted Shares multiplied by (2) 12,500,000; provided that any such adjustments shall be subject to the same vesting terms and conditions as the underlying Rollover Equity Award.

(b)    If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (such time when the foregoing is first satisfied, the “Second Earnout Achievement Date”), the Company shall promptly:

(i)    issue to each holder of shares of Company Common Stock outstanding immediately prior to the Effective Time (including holders of shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a) or issued as a result of the transactions contemplated by Section 3.05(d)(i)), a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock issued to such holder at the Effective Time in respect of the Company Common Stock held by such holder as of immediately prior to the Effective Time divided by (B) the Second Earnout Fully Diluted Shares multiplied by (2) 12,500,000;

(ii)    issue to each holder of shares of Acquiror Common Stock who received such Acquiror Common Stock in respect of a settled, vested, or exercised Rollover Equity Award, as applicable, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock so issued to such holder in respect of such Rollover Equity Award divided by (B) the Second Earnout Fully Diluted Shares multiplied by (2) 12,500,000;

(iii)    issue to each holder of shares of Rollover Restricted Stock, a number of shares of restricted Acquiror Common Stock (subject to the same vesting terms as the Rollover Restricted Stock) equal to the product of (1) the quotient of (A) the number of shares of restricted Acquiror Common Stock so issued to such holder in respect of the Rollover Restricted Stock outstanding on the Second Earnout Achievement Date divided by (B) the Second Earnout Fully Diluted Shares multiplied by (2) 12,500,000; and

(iv)    the Company shall adjust the strike price and/or other terms and conditions of each outstanding unsettled or unexercised Rollover Equity Award (other than Rollover Restricted Stock), such that each such Rollover Equity Award is increased in value by the equivalent of the product of (1) the quotient of (A) the number of shares of Acquiror Common Stock subject to such Rollover Equity Award outstanding on the Second Earnout Achievement Date divided by (B) the Second Earnout Fully Diluted Shares multiplied by (2) 12,500,000; provided that any such adjustments shall be subject to the same vesting terms and conditions as the underlying Rollover Equity Award.

(c)    The Acquiror Common Stock price targets set forth in Section 3.06(a) and Section 3.06(b) and the number of shares to be issued pursuant to Section 3.06(a) and Section 3.06(b) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Common Stock after the date of this Agreement.

(d)    In the event that there is an agreement with respect to an Acquiror Sale entered into after the Closing and prior to the date that is five (5) years following the Closing Date, the First Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Acquiror Sale if the price paid per share of Common Stock in such Acquiror Sale exceeds $12.50 and the Second Earnout Achievement Date shall also be deemed to occur on the day prior to the closing of such Acquiror Sale if the price paid per share of Common Stock in such Acquiror Sale exceeds $15.00 (in each case, to the extent such date has not already occurred; to the extent the price paid per share includes contingent consideration or property other than cash, the Acquiror Board shall determine the price paid per share of Common Stock in such Acquiror Sale in good faith) and the Company shall issue the Acquiror Common Stock issuable pursuant to Section 3.06(a) and Section 3.06(b) on the date prior to the closing of such Acquiror Sale (in each case, to the extent such Acquiror Common Stock has not previously been issued).

3.07    Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law, including with respect to shares of Acquiror Common Stock to be issued in respect of Rollover Equity Awards pursuant to Section 3.06(a) or Section 3.06(b), through the withholding of a number of such shares; provided that before making any deduction or withholding pursuant to this Section 3.07 other than with respect to compensatory payments made pursuant to Section 3.05 and Section 3.06, Acquiror shall give the Company at least five days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicably equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.07. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

3.08    Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01(b), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled but for this Section 3.08) multiplied by (ii) an amount equal to the VWAP of shares of Acquiror Common Stock for the 20 trading days prior to the date that is three Business Days prior to the Closing.

3.09    Payment of Expenses.

(a)    No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Shareholders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Shareholders incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b)    No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror, Merger Sub or the Sponsors for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsors or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub or the Sponsors in connection with the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

3.10    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration in accordance with this Article III. The Company shall give Acquiror prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the Holdings SEC Reports filed or furnished by APX Group Holdings, Inc. on or after December 31, 2016 (including any Holdings SEC Reports filed or furnished prior to December 31, 2016 to the extent incorporated by reference in Holdings SEC Reports filed or furnished on or after December 31, 2016; and excluding (x) any disclosures in such Holdings SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01    Corporate Organization of the Company.

(a)    The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The certificate of incorporation and by-laws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b)    The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02    Subsidiaries.

(a)    The Significant Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Significant Subsidiary and the names of the record owners of all securities and other equity interests in each Significant Subsidiary. Each Significant Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Significant Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03    Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the adoption of this Agreement by holders of a majority of the voting power of the outstanding shares of Company Stock (the “Company Requisite Approval”)) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

4.04    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), or any Leased Real Property document to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05    Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions and (c) as otherwise disclosed on Schedule 4.05.

4.06    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 2,000,000 shares of Company Common Stock, 1,009,144.0204 of which are issued and outstanding as of the date of this Agreement and (ii) 400,000 shares of the Company Preferred Stock, 79,791.0648 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) prior to giving effect to Section 3.05 and Exhibit E, are fully vested. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company (other than Company Group Equity Awards) and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.06 or on Schedule 4.06(a) or pursuant to the Company Group Stock Plans, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)    Except for (i) Company Group Equity Awards granted pursuant to the Company Group Stock Plans and (ii) the Company Preferred Stock, as of the date hereof there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.06(b), as of the date hereof the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Group Equity Award, other than any awards granted under the Company Group LTIP Plans, Schedule 4.06(b) sets forth, as of the date hereof, the name of the holder of such Company Group Equity Award, the type of security or property that such Company Group Equity Award covers, the number of vested and unvested units or shares covered by such Company Group Equity Award, the date of grant and the cash exercise price, strike price or offset amount per share/unit of such Company Group Equity Award, as applicable. Schedule 4.06(b) sets forth, as of the date hereof, the total number of shares and the strike price with respect to the Company Group SARs underlying each Company Group LTIP Plan.

(c)    As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Significant Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, other than with respect to the Company Group Equity Awards, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Significant Subsidiaries is bound obligating such Significant Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Significant Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Significant Subsidiaries. Other than with respect to the Company Group Equity Awards, as of the date hereof, there are no outstanding contractual obligations of the Company’s Significant Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Significant Subsidiaries. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(c), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d)    As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Significant Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.06(d), there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries.

4.07    Financial Statements. Attached as Schedule 4.07 are (a) the audited consolidated balance sheets of APX Group Holdings, Inc. and its Subsidiaries as of December 31, 2016, as of December 31, 2017 and as of December 31, 2018 and the audited consolidated or combined income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows of APX Group Holdings, Inc. and its Subsidiaries for the same period, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) the unaudited condensed consolidated balance sheets of APX Group Holdings, Inc. and its Subsidiaries as of June 30, 2019 and the unaudited condensed consolidated statements of operations, statements of comprehensive income (loss), cash flows and changes in equity of APX Group Holdings, Inc. and its Subsidiaries as of June 30, 2019 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of APX Group Holdings, Inc. and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of APX Group Holdings, Inc. and its Subsidiaries. Other than the Audited Financial Statements, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company or any of its or APX Group Holdings, Inc.’s Subsidiaries with respect to calendar years 2016, 2017 and 2018.

4.08    Undisclosed Liabilities. There is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules, (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.09    Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to consummate the Transactions.

4.10    Compliance with Laws.

(a)    Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and since December 31, 2016 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2016, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Since December 31, 2016, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, have a Material Adverse Effect, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

4.11    Intellectual Property.

(a)    Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or a Subsidiary (the “Registered Intellectual Property”). Except (i) as set forth on Schedule 4.11(a) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all Registered Intellectual Property set forth on Schedule 4.11(a) and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b)    Except (i) as set forth on Schedule 4.11(b) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, no proceedings are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents), as of the date of this Agreement, against the Company or any Subsidiary by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party in the conduct of the Company’s business. Except (x) as set forth on Schedule 4.11(b) or (y) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary is a party to any pending proceedings, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of its Intellectual Property. Except as set forth on Schedule 4.11(b), within the two (2) years preceding the date of this Agreement, the conduct of the Company’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the Subsidiaries and/or the Company, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software, except for such Company Intellectual Property and Company Software with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any trade secrets included in the Owned Intellectual Property that are material to their business.

(d)    No director, officer or employee of the Company has any ownership interest in any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has implemented policies whereby employees and contractors of the Company who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries are required to assign to the Company all of such employee’s or contractor’s rights therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company or its applicable Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or its Subsidiary), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)    Except as set forth on Schedule 4.11(e), or otherwise as would not materially adversely affect the Owned Intellectual Property, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is in material compliance with the terms and conditions of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company or any of its Subsidiaries in any way.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the material Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company or its Subsidiaries to license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including, but not limited to, the source code for any Owned Company Software.

(h)    Except as set forth on Schedule 4.11(h) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) with respect to all material Company Software owned by the Company (the “Owned Company Software”), the Company is in actual possession or control of the applicable material source code, object code, code writes, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software, (ii) the Company has not disclosed source code for Owned Company Software to a third party outside of the scope of a written agreement that protects the Company’s rights in such source code and obligates the third party to maintain the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Company is in possession of, or has rights to possess, any source code for Owned Company Software and (iv) except as set forth on Schedule 4.11(h) or under non-exclusive licenses granted by the Company to customers in the ordinary course of business, no Person other than the Company has any rights to use any Owned Company Software.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the information technology systems currently used to provide material products to customers in the conduct of their business as it is currently conducted (the “IT Systems”) during the two-year period preceding the date hereof and (ii) the Company and its Subsidiaries have in place adequate security controls and disaster recovery plans and procedures for the IT Systems and (iii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the Company or a Subsidiary to notify customers or employees of such breach or intrusion.

(j)    Except where the failure to be, or to have been, in compliance with such Laws except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Significant Subsidiaries’ and the Company’s collection, use, disclosure, storage and transfer of Personal Information in connection with their business complies in all material respects with, and for the two (2) years prior to the date of this Agreement has complied in all material respects with (i) any Contract to which any of them is a party, (ii) any of their published privacy policies or (iii) any applicable Privacy Laws and any applicable mandatory standards in the industries in which the business of the Company and the Subsidiaries operates that concern privacy, data protection, confidentiality or information security.

4.12    Contracts; No Defaults.

(a)    Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 4.12(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i)    each employee collective bargaining Contract;

(ii)    any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $1,000,000 per year or (B) licenses to a third party to use Owned Intellectual Property or Owned Company Software (other than any licenses granted to customers, suppliers or service providers in the ordinary course of business);

(iii)    any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(iv)    any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $20,000,000 of committed credit;

(v)    any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since December 31, 2016 involving consideration in excess of $25,000,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(vi)    any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $5,000,000 or, together with all related Contracts, in excess of $25,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vii)    any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $5,000,000 in the calendar year ended December 31, 2018 or any subsequent calendar year;

(viii)    any Contract between the Company or its Subsidiaries, on the one hand, and any of Company’s shareholders, on the other hand, that will not be terminated at or prior to the Closing; and

(ix)    any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.

(b)    Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2017, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2017 through the date hereof, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.13    Company Benefit Plans.

(a)    Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable

Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any Multiemployer Plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities.

(b)    With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation and (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority).

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries or ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g)    Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration, vesting or increase of any rights of any director, officer or employee of the Company or its Subsidiaries to material payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates.

(h)    No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

4.14    Labor Matters.

(a)    (i) Neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2017, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or its Subsidiaries.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)    To the knowledge of the Company, no employee of the Company or its Subsidiaries at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.

4.15    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    All Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)    All amounts of Taxes shown due on any Tax Returns of the Company and its Subsidiaries and all other amounts of Taxes owed by the Company and its Subsidiaries have been timely paid.

(c)    Each of the Company and its Subsidiaries has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)    Neither the Company nor its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e)    Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f)    Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)    Except with respect to deferred revenue or prepaid subscription revenues collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) to the knowledge of the Company, intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(h)    There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i)    Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(j)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k)    Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l)    Neither the Company nor any of its Subsidiaries is, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)    Each of the Company and its Subsidiaries is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.

(n)    To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o)    The Company has not made an election under Section 965(h) of the Code.

(p)    Other than the representations and warranties set forth in Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.15(g) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

4.16    Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.17    Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18    Real Property; Assets.

(a)    Neither the Company nor any other Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.

(b)    Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)    Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)    No material default or breach by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company or its Subsidiaries has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e)    Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(f)    Except for Permitted Liens and licenses of Intellectual Property and Software, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries.

4.19    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(b)    there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c)    neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)    no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law;

(e)    the Company has made available to the Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable in its possession, custody or control.

4.20    Absence of Changes.

(a)    Since December 31, 2018, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)    From June 30, 2019 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that (A) would require the consent of the Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

4.21    Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22    Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23    Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

4.24    Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.25    No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror and Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after October 13, 2017 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.01    Corporate Organization.

(a)    Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)    Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02    Due Authorization.

(a)    Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.07) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the A&R Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval and the effectiveness of the A&R Charter, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class F Common Stock, voting together as a single class, shall be required to approve the Transaction Proposal, (ii) holders of a majority of the votes of Acquiror Common Stock and Acquiror Class F Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve each of the Issuance Proposal and each of the Subscription Proposals, (iii) (A) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class F Common Stock, voting together as a single class, and (B) holders of at least two thirds of the outstanding shares of Acquiror Class F Common Stock entitled to vote at the Special Meeting, shall be required to approve the Amendment Proposal, and (iv) holders of a majority of the Acquiror Common Stock and Acquiror Class F Common Stock, voting together as a single class, voted at the Special Meeting shall be required to approve the Acquiror Omnibus Incentive Plan Proposal, in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c)    At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval.

5.03    No Conflict. The execution, delivery and performance of this Agreement by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the A&R Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04    Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.05    Compliance with Laws.

(a)    Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, the Acquiror and its Subsidiaries are, and since July 26, 2017 have been, in compliance in all material respects with all applicable Laws. Neither of the Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Acquiror or its Subsidiaries at any time since July 26, 2017, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)    Since July 26, 2017, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by the Acquiror, its Subsidiaries, or, to the knowledge of the Acquiror, any officer, director, manager, employee, agent or representative of the Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

5.06    Employee Benefit Plans. Except as may be contemplated by the Acquiror Omnibus Incentive Plan Proposal, neither Acquiror, Merger Sub, nor any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Acquiror, Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.07    Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, the NYSE and the filing and effectiveness of the Certificate of Merger and the A&R Charter.

5.08    Financial Ability; Trust Account.

(a)    As of the date hereof, there is at least $350,000,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 18, 2017, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated October 18, 2017. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Since October 23, 2017, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b)    As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)    As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.09    Taxes.

(a)    All material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)    All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.

(c)    Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)    Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e)    Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f)    Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)    Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(h)    Acquiror does not have any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (ii) as a transferee or successor.

(i)    Acquiror is not party to, or bound by, or have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j)    To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(k)    Other than the representations and warranties set forth in Section 5.06, this Section 5.09 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.09 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 5.09(g) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

5.10    Brokers’ Fees. Except for fees described on Schedule 5.10 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsors.

5.11    Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)    Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 23, 2017 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)    Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)    Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)    There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)    Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)    To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12    Business Activities; Absence of Changes.

(a)    Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or

Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)    Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)    Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.12(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.12(c)).

(d)    There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2019 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period June 30, 2019 in the ordinary course of the operation of business of the Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (iii) disclosed in Schedule 5.12(d).

(e)    Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f)    Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)    Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)    Since the date of Acquiror’s formation, (i) there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from December 31, 2018 through the date of this Agreement, Acquiror and its Subsidiaries have not taken any action that (A) would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof or (B) is material to the Acquiror and its Subsidiaries, taken as a whole.

(i)    None of Acquiror or Merger Sub or any of their respective Subsidiaries or Associates has an interest of five percent (5%) or greater in an entity that competes with the Company or any of its Subsidiaries in the field of: (i) home security monitoring services (including doorbell cameras), (ii) home energy management technology (i.e., auto-adjusting lighting or climate control), or (iii) “smart home” centralized home automation systems. For purposes of this Section 5.12(i), “Associate” is defined pursuant to 16 C.F.R. § 801.1(d)(2).

5.13    Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.14    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with
Section 9.02(b), with all faults and without any other representation or warranty of any nature whatsoever.

5.15    Capitalization.

(a)    The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 220,000,000 shares of Acquiror Common Stock, consisting of 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class F Common Stock, of which (A) 34,500,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and 8,625,000 shares of Acquiror Class F Common Stock are issued and outstanding as of the date of this Agreement and (B) 17,433,334 Acquiror Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Common Stock held by the Sponsors.

(b)    Except for this Agreement, the Acquiror Warrants, the Forward Purchase Agreements and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other

Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements or the Forward Purchase Agreements, in each case, that have not been or will be waived on or prior to the Closing Date.

(c)    As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 10 shares are issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

5.16    NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MOSC”. Acquiror is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

5.17    Contracts; No Defaults.

(a)    Schedule 5.17(a) contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement, the Forward Purchase Agreements and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.17(a) have been delivered to or made available to the Company or its agents or representatives.

(b)    Each Contract of a type required to be listed on Schedule 5.17(a), whether or not set forth on Schedule 5.17(a), was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Schedule 5.17(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Acquiror or its Subsidiaries party thereto and, to the knowledge of the Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Acquiror, are enforceable by the Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Acquiror, its Subsidiaries or, to the knowledge of the Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2017, neither the Acquiror nor its Subsidiaries have received any written or, to the knowledge of the Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Acquiror or its Subsidiaries or, to the knowledge of the Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2017 through the date hereof, neither the Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.18    Title to Property. Except as set forth on Schedule 5.18, neither the Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19    Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20    Affiliate Agreements. Except as set forth on Schedule 5.20, none of the Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.21    Forward Purchase Agreements. The Acquiror has delivered to the Company a true, correct and complete copy of each of the fully executed Forward Purchase Agreements pursuant to which each of the Forward Purchasers has committed, subject to the terms and conditions therein, to provide equity financing to the Acquiror in the amounts set forth therein for purpose of funding the transactions contemplated hereby (the “FP Financing”). Each Forward Purchase Agreement is in full force and effect and is legal, valid and binding upon the Acquiror and the Forward Purchasers, enforceable in accordance with its terms. Each Forward Purchase Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and as of the date of this Agreement, and to the knowledge of Acquiror, no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Forward Purchase Agreement have not been withdrawn, terminated or rescinded by the Forward Purchasers in any respect. The Acquiror has complied in all respects with the Forward Purchasers’ right of first offer set forth in Section 5 of the Forward Purchase Agreements. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the FP Financing or the transactions contemplated hereby other than as expressly set forth in the Forward Purchase Agreements delivered to the Company or the agreements entered into (or to be entered into) in connection with the Transactions and delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Forward Purchase Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Forward Purchase Agreements. Acquiror has, and to the knowledge of Acquiror each other party to the Forward Purchase Agreements has, complied with all of its obligations under the Forward Purchase Agreements. There are no conditions precedent or other contingencies related to FP Financing, other than as expressly set forth in the Forward Purchase Agreements. To the knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or any Forward Purchaser, (ii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or any Forward Purchaser or (iii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied result in any portion of the amounts to be paid by the Forward Purchasers in accordance with the Forward Purchase Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Forward Purchase Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

5.22    Fortress Subscription Agreement. The Acquiror has delivered to the Company a true, correct and complete copy of the fully executed Fortress Subscription Agreement pursuant to which the Fortress Subscriber has committed, subject to the terms and conditions therein, to purchase 12,500,000 shares of Acquiror Common Stock. The Fortress Subscription Agreement is in full force and effect and is legal, valid and binding upon the Acquiror and the Fortress Subscriber, enforceable in accordance with its terms. The Fortress Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Fortress Subscription Agreement have not been withdrawn, terminated or rescinded by the Fortress Subscriber in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Fortress Subscription Agreement or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Fortress Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Fortress Subscription Agreement that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Fortress Subscription Agreement. Acquiror has, and to the knowledge of Acquiror the Fortress Subscriber has, complied with all of its obligations under the Fortress Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Fortress Subscription Agreement, other than as expressly set forth in the Fortress Subscription Agreement. To the knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the Fortress Subscriber, (ii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or the Fortress Subscriber or (iii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied result in any portion of the amounts to be paid by the Fortress Subscriber in accordance with the Fortress Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Fortress Subscription Agreement will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01    Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, (i) use reasonable best efforts to conduct and operate its business in the ordinary course consistent with past practice, and to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries and (ii) use reasonable best efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)    change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b)    (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) except in connection with the exercise or settlement of any Company Group Equity Award or for grants of Company Group Equity Awards in the ordinary course of business consistent with past practice, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, Company Group RSU, Company Group SAR or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) except pursuant to the Company Group Stock Plans or as set forth on Exhibit E, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c)    enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.12(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.12(a)), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d)    sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company and its Subsidiaries, taken as a whole (including Owned Intellectual Property and Owned Company Software), except for (x) dispositions of obsolete or worthless assets, (y) sales of inventory in the ordinary course of business consistent with past practice and (z) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $25,000,000 in the aggregate, other than (A) as set forth on Schedule 6.01(d), (B) Permitted Liens or (C) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)    except as set forth on Exhibit E or as otherwise required pursuant to Company Benefit Plans, in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee of the Company or its Subsidiaries other than any employee with an annual base salary of less than $300,000, (ii) except the Company Group Stock Plan and awards thereunder, adopt, enter into or materially amend any Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, (iii) grant or provide any severance or termination payments or benefits to any employee of the Company or its Subsidiaries, except in connection with the promotion, hiring (to the extent permitted by clause (iv) of this paragraph) or firing of any employee in the ordinary course of business consistent with past practice or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $300,000 (except to replace terminated employees) in the ordinary course of business consistent with past practice;

(f)    (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(g)    make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $25,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror or any capitalized Contract costs associated with new or existing customers;

(h)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(i)    make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(j)    take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k)    acquire any fee interest in real property;

(l)    enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m)    waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise do not exceed $20,000,000 in the aggregate;

(n)    incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $25,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

(o)    enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(p)    make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(q)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(r)    enter into any agreement to do any action prohibited under this Section 6.01.

6.02    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request, in each case, as necessary to facilitate consummation of the transactions contemplated by this Agreement. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03    HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the

HSR Act. The Company shall furnish to the Acquiror as promptly as reasonably practicable all information required for any application or other filing to be made by the Acquiror pursuant to any Antitrust Law. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly notify the Acquiror of any substantive communication with, and furnish to Acquiror copies of any notices or written communications received by, the Company or any of its Affiliates and any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to the Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates (including The Blackstone Group Inc. (“Blackstone”) and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle) to, and the Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or any of its Subsidiaries or such Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or such Affiliates, or any interest therein. The Company shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

6.04    No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company or any of its Subsidiaries or its stockholders shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use reasonable best efforts to require each of its Subsidiaries and stockholders to comply with the foregoing sentence.

6.05    No Claim Against the Trust Account. The Company acknowledges that the Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated October 18, 2017 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by January 23, 2020, or, in the event of termination of this Agreement, another Business Combination is not consummated by October 23, 2019 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.05 shall survive the termination of this Agreement for any reason.

6.06    Proxy Solicitation; Other Actions.

(a)    The Company agrees to use reasonable best efforts to provide Acquiror, no later than ten Business Days after the date of this Agreement, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2016, December 31, 2017 and December 31, 2018, in each case, prepared in accordance with GAAP and Regulation S-X. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b)    From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.07    Director Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Acquiror Board to be such number as is specified on Schedule 6.07 and (b) the individuals set forth on Schedule 6.07 to be elected as members of the Acquiror Board, effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 6.07, which indemnification agreements shall continue to be effective following the Closing.

6.08    Non-Solicitation; Acquisition Proposals.

(a)    Except as expressly permitted by this Section 6.08, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with Section 6.08(b)(iii)), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Company Board made in accordance with Section 6.08(b) or Section 6.08(c) shall not be deemed to be a breach or violation of this Section 6.08(a). The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in 12 months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its subsidiaries. The Company shall promptly (and in any event within one Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). The Company shall promptly (and in any event within one Business Day) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its subsidiaries or their respective Representatives). Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.08) to be made to the Company or the Company Board so long as the Company promptly (and in any event within one Business Day thereafter) notifies Acquiror thereof (including the identity of such counterparty) after granting any such waiver, amendment or release and the Company Board determines prior to the grant of such waiver, amendment or release in good faith, after consultation with outside legal counsel to the Company, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.08 by any of the Company’s subsidiaries, or any of the Company’s or its subsidiaries’ respective Representatives acting on the Company’s or one of its subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.08 by the Company.

(b)    Notwithstanding anything to the contrary in Section 6.08(a) or Section 8.02(e), this Agreement shall not prevent the Company or the Company Board from:

(i)    taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided that this clause (i) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Sections 6.08(c) and 6.08(d);

(ii)    prior to obtaining the Company Requisite Approval, contacting and engaging in discussions with any Person or group and their respective Representatives who has made a bona fide written Acquisition Proposal after the date hereof that did not result from a material breach of Section 6.08(a), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

(iii)    prior to obtaining the Company Requisite Approval, (A) contacting and engaging in any negotiations or discussions with any Person and its Representatives who has made a bona fide written Acquisition Proposal after the date hereof that did not result from a material breach of Section 6.08(a) (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that did not result from a material breach of Section 6.08(a), in each case, if the Company Board (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal, (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and (III) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Acquiror and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Acquiror or Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within twenty-four (24) hours thereof);

(iv)    prior to obtaining the Company Requisite Approval, making a Company Change in Recommendation (only to the extent permitted by Section 6.08(c) or Section 6.08(d)); or

(v)    resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c)    Notwithstanding anything in this Section 6.08 to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.08, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions specified in clause (A) or (B) of this Section 6.08(c) would be inconsistent with its fiduciary duties under applicable Law, the Company or the Company Board may, prior to obtaining the Company Requisite Approval, (A) make a Company Change in Recommendation or (B) terminate this Agreement pursuant to Section 10.01(e) to enter into a definitive agreement with respect to such Superior Proposal; provided that the Company pays to Acquiror the Company Termination Payment required to be paid pursuant to Section 10.02(b) at or prior to the time of such termination (it being agreed that such termination shall not be effective unless such fee is so paid); provided further that the Company will not be entitled to make a Company Change in Recommendation or terminate this Agreement in accordance with Section 10.01(e) unless (x) the Company delivers to Acquiror a written notice (a “Company Notice”) advising Acquiror that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company Board, and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Notice Period”), the Company Board reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal if the adjustments to the terms and conditions of this Agreement proposed by Acquiror (if any) were to be given effect and (2) after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation or so terminate would be inconsistent with its fiduciary duties under applicable Law. If requested by Acquiror, the Company will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Notice Period, engage in good faith negotiations with Acquiror and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(d)    Notwithstanding anything in this Section 6.08 or Section 8.02(e) to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company or the Company Board may, prior to obtaining the Company Requisite Approval, make a Company Change in Recommendation; provided that the Company will not be entitled to make, or agree or resolve to make, a Company Change in Recommendation unless (i) the Company delivers to Acquiror a written notice (an “Intervening Event Notice”) advising Acquiror that the Company Board proposes to take such action and containing the material facts underlying the Company Board’s determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”), the Company Board

reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by Acquiror, the Company will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with Acquiror and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Change in Recommendation.

(e)    For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

(ii)    “Superior Proposal” means a bona fide and written Acquisition Proposal made after the date hereof, that did not result from a material breach of this Section 6.08, that the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (solely in their capacity as such) than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the transactions contemplated hereby (including any offer by

Acquiror to amend the terms of this Agreement, termination or break-up fee and conditions to consummation); provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” in such definition shall be deemed to be references to “80%”.

(iii)    “Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that materially affects the business, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Company or the Company Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof), and that becomes known to the Company or the Company Board after the date of this Agreement.

ARTICLE VII

COVENANTS OF ACQUIROR

7.01    HSR Act and Regulatory Approvals.

(a)    In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall furnish to the Company as promptly as reasonably practicable all information required for any application or other filing to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.

(b)    Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)    Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Without limiting the generality of the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of Acquiror or such Subsidiaries, or any interest therein, and (ii) otherwise take or commit to take any actions that would limit Acquiror’s or such Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Acquiror or such Subsidiaries, or any interest or interests therein; provided, that any such action contemplated by this Section 7.01(c) is conditioned upon the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror’s Affiliates, the Sponsors, the Forward Purchasers, the Fortress Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsors, the Forward Purchasers, the Fortress Subscriber or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsors, Forward Purchasers, the Fortress Subscriber or of any such investment fund or investment vehicle to take any action in connection with (A) obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or (B) avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d)    Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e)    Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f)    Acquiror shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 7.01(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsors, the Forward Purchasers, the Fortress Subscriber, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsors, the Forward Purchasers, the Fortress Subscriber or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsors, the Forward Purchasers, the Fortress Subscriber or of any such investment fund or investment vehicle.

7.02    Indemnification and Insurance.

(a)    From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 7.02.

(b)    For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2018; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 7.02 applies without the consent of the affected Person.

7.03    Conduct of Acquiror During the Interim Period.

(a)    During the Interim Period, except as set forth on Schedule 7.03 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i)    change, modify or amend the Forward Purchase Agreements, the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub, other than to the extent necessary to effect the Extension;

(ii)    (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii)    make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(iv)    take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v)    other than as set forth on Schedule 7.03(a)(v), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(vi)    enter into, or amend or modify any material term of (in a manner adverse to the Acquiror or any of its Subsidiaries (including the Company and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.17(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.17(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Acquiror or its Subsidiaries is a party or by which it is bound;

(vii)    waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii)    incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(ix)    (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the transactions contemplated by this

Agreement (including the transactions contemplated by the Forward Purchase Agreements and the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(x)    except as contemplated by the Acquiror Omnibus Incentive Plan Proposal, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee of the Acquiror or its Subsidiaries or any other individual who is providing or will provide services to the Acquiror or its Subsidiaries;

(xi)    (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xii)    make any capital expenditures;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv)    enter into any new line of business outside of the business currently conducted by the Acquiror and its Subsidiaries as of the date of this Agreement;

(xv)    make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror and its Subsidiaries and their assets and properties; or

(xvii)    enter into any agreement to do any action prohibited under this Section 7.03.

(b)    During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

7.04    Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.09; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

7.05    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.06    Acquiror NYSE Listing.

(a)    From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, the NYSE.

(b)    The Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

7.07    Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.08    Financing. Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Forward Purchase Agreements and the Subscription Agreements), on or prior to the Closing Date, to consummate (x) the FP Financing on the terms and conditions described in or contemplated by the Forward Purchase Agreements and (y) the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein. Acquiror irrevocably agrees (but conditioned upon the occurrence of the Closing) to elect under Section 9 of the Forward Purchase Agreements that the Purchaser Designee (as defined in the Forward Purchase Agreements) shall be a Board Observer (as defined in the Forward Purchase Agreements). Acquiror shall deliver all notices it is required to deliver under the Forward Purchase Agreements on a timely basis in order to cause the Forward Purchasers to consummate the FP Financing concurrently with the Closing.

7.09    Termination of Acquiror Affiliate Agreements. On and as of the Closing, Acquiror shall take all actions necessary to cause the Acquiror Affiliate Agreements set forth in Schedule 7.09 to be terminated without any further force and effect and without any cost or other liability or obligation to Acquiror or its Subsidiaries (including and the Company and its Subsidiaries), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

7.10    Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company and its Subsidiaries).

7.11    Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement (including the Earnout Shares) and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.12    Exclusivity. During the Interim Period, but only to the extent not inconsistent with the fiduciary duties of the Acquiror Board, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.13    Extension. Acquiror shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of Acquiror’s stockholders to extend the deadline for Acquiror to consummate its initial Business Combination (as defined in the Certificate of Incorporation) beyond October 23, 2019 to a date to be determined by Acquiror (in its sole discretion) (such extension, the “Extension”) and shall use its commercially reasonable efforts to obtain such approval. In connection with obtaining the approval, Acquiror may prepare with the assistance of the Company and file with the SEC under the Exchange Act, and with all other regulatory bodies, materials in the form of a proxy statement to be used for the purpose of soliciting proxies from the Acquiror Stockholders to approve, at a Special Meeting, an amendment to the Acquiror Organizational Documents to provide for the Extension, and providing the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in connection therewith (the “Extension Proxy Statement”).

7.14    Bylaws. Prior to the consummation of the Transactions, the Acquiror shall adopt the Acquiror A&R Bylaws.

ARTICLE VIII

JOINT COVENANTS

8.01    Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

8.02    Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a)    As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued under this Agreement (including the Earnout Shares), which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror.

(b)    Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)    Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Certificate of Incorporation) (the “Transaction Proposal”), (ii) approval of the Acquiror A&R Charter (the “Amendment Proposal”), (iii) approval of the issuance of the Per Share Merger Consideration and the issuance of Acquiror Common Stock to the Blackstone Subscribers in connection with the payment of the Per Share Merger Consideration pursuant to

Section 3.03 (the “Issuance Proposal”), (iv) approval of the issuance of Acquiror Common Stock pursuant to the Fortress Subscription Agreement and the Blackstone Subscription Agreements and any other issuance of Acquiror Common Stock in connection with the Transactions in accordance with this Agreement, in each case to the extent required by NYSE listing rules (the “Subscription Proposals”), (v) the adoption of the Acquiror Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”) and (vi) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Agreement Proposal, Merger Proposal, Amendment Proposal, Omnibus Incentive Plan Proposal, the Subscription Proposals and Issuance Proposal, the “Proposals”). The Acquiror Omnibus Incentive Plan Proposal shall provide that an aggregate number of shares of Acquiror Common Stock equal to 10% of the outstanding shares of Acquiror Common Stock as of Closing shall be reserved for issuance pursuant to the Acquiror Omnibus Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

(d)    Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Acquiror’s stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement, subject to the provisions of this Section 8.02(d). The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided, that the Acquiror Board may make a Acquiror Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(e)    The Company shall solicit the Company Requisite Approval via written consent as soon as promptly as practicable after the Registration Statement becomes effective. In connection therewith, Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date for determining the Company Shareholders entitled to provide such written consent, (ii) cause the Consent Solicitation Statement to be disseminated to the Company Shareholders in compliance with applicable Law and (iii) unless a Company Change in Recommendation has been made, solicit written consents from the Company Shareholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Shareholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board

Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 8.02(e). The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause (i) or (ii), a “Company Change in Recommendation”) except in accordance with Sections 6.08(c) and 6.08(d). The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Shareholders to give the Company Requisite Approval in accordance with this Section 8.02(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal, or by any Company Change of Recommendation.

8.03    Tax Matters.

(a)    Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(b)    Tax Treatment. Acquiror, Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Transactions as a transaction that qualifies under Section 351 of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Acquiror and the Company shall execute and deliver officer’s certificates containing customary representations at such time or times as may be reasonably requested by counsel to the Company in connection with the delivery of any opinion by such counsel to the Company with respect to the tax treatment of the Transactions.

(c)    The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)    On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

8.04    Confidentiality; Publicity.

(a)    Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)    None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto; and provided, further, that subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.05    Post-Closing Cooperation; Further Assurances.

(a)    Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

(b)    Following the Closing, Acquiror and the Surviving Company shall use commercially reasonable efforts to ensure that the funds held by the Acquiror as of the Closing (net of expenses incurred in connection with the Transactions) (including funds resulting from (i) the disbursements to the Acquiror pursuant to Section 7.04, (ii) the FP Financing and (iii) the transactions contemplated by the Subscription Agreements) shall be used to repay the Surviving Company’s outstanding Indebtedness.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01    Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)    HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)    No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)    Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d)    Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing.

(e)    Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f)    Company Stockholder Approval. The Company Requisite Approval shall have been obtained.

(g)    NYSE. The Acquiror Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

9.02    Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.16 (Brokers’ Fees) and Section 4.21 (Affiliate Arrangements), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)    The representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time.

(iii)    The representations and warranties of the Company contained in Section 4.06(a) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date hereof and as of Closing Date, as if made anew at and as of that time.

(iv)    Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Sections 9.02(a)(i), (ii) and (iii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)    Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)    Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)    Blackstone Subscription Agreements. The transactions contemplated by the Blackstone Subscription Agreements have been consummated concurrently with the Closing.

9.03    Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of Acquiror contained in this Agreement (other than the representations and warranties of the Acquiror contained in Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(ii)    The representations and warranties of the Acquiror contained in (1) the first sentence of Section 5.15(a) (Capitalization) shall be true and correct in all respects and (2) the second sentence of Section 5.15(a), Section 5.15(b) and Section 5.15(c) shall be true and correct, other than de minimis inaccuracies as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the A&R Charter), as if made anew at and as of that time.

(b)    Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)    Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)    Acquiror A&R Charter. The Certificate of Incorporation shall be amended and restated in the form of the Acquiror A&R Charter.

(e)    Fortress Subscription Agreement. The transactions contemplated by the Fortress Subscription Agreement have been consummated concurrently with the Closing.

(f)    Forward Purchase Agreements. The transactions contemplated by the Forward Purchase Agreements have been consummated concurrently with the Closing.

(g)    Sponsor Agreement. The transactions contemplated to occur prior to the Closing by the Sponsor Agreement have been consummated concurrently with or prior to the Closing.

(h)    Redemptions. The holders of Acquiror Common Stock shall have requested redemption for fewer than 10,350,000 shares in the aggregate of Acquiror Common Stock.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by written consent of the Company and Acquiror;

(b)    prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the

Company set forth in this Agreement (or any breach on the part of 313 Acquisition LLC of Section 1 of the Support Agreement), such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before January 22, 2020 or, if Acquiror Stockholder Extension Approval has been received and an amendment to the Acquiror Organizational Documents providing for the Extension is in effect, April 23, 2020 (such applicable date, the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available if Acquiror is in material breach of its obligations under Section 7.06 on such date;

(c)    prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under this Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)    by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e)    by written notice from the Company prior to obtaining the Company Requisite Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the terms and conditions of Section 6.08(c); or

(f)    by written notice from Acquiror if the Company Board (A) shall have made, prior to obtaining the Company Requisite Approval, a Company Change in Recommendation or (B) shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to stockholders;

10.02    Effect of Termination.

(a)    Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.06. The provisions of Sections 6.06, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror and Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

(b)    In the event that this Agreement is validly terminated by (A) the Company pursuant to Section 10.01(e) or (B) by Acquiror pursuant to Section 10.01(f), then the Company shall pay the Company Termination Payment to Acquiror (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 10.01(e) or as promptly as reasonably practicable in the case of a termination pursuant to Section 10.01(f) (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds.

(c)    The Parties acknowledge and hereby agree that the Company Termination Payment, if, as and when required pursuant to this Section 10.02, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Acquiror in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion. Each of the Company, Acquiror and Merger Sub acknowledges that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(d)    Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Acquiror is paid the Company Termination Payment pursuant to this Section 10.02, the Company Termination Payment shall be the sole and exclusive monetary remedy of Acquiror, Merger Sub or any of the Acquiror Related Parties against the Company or any other Company Related Party for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach (including any Willful Breach) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.

ARTICLE XI

MISCELLANEOUS

11.01    Waiver.    Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02    Notices.    All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

375 Park Avenue
New York, NY 10162
Attn:	David M. Maura
E-mail:	dmaura@mosaicac.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023
Attn:	Ross A. Fieldston
Jeffrey D. Marell
E-mail:	rfieldston@paulweiss.com
jmarell@pauweiss.com

(b)	If to the Company to:

4931 North 300 West
Provo, UT 84604

Attn:	Todd Pedersen
Alex Dunn
Shawn J. Lindquist
E-mail:	tpedersen@vivint.com
adunn@vivint.com
slindquist@vivint.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:	Wilson S. Neely
Elizabeth A. Cooper
E-mail:	wneely@stblaw.com
ecooper@stblaw.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03    Assignment.    No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04    Rights of Third Parties.    Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.

11.05    Expenses.    Except as otherwise provided herein (including Section 3.07, Section 7.01(e) and Section 8.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06    Governing Law.    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08    Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09    Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated February 13, 2019, between the Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12    Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13    Enforcement.

(a)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction.

(b)    The parties further agree that the Company would suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Forward Purchase Agreements do not perform their obligations under the provisions of the Forward Purchase Agreements (including failing to take such actions as are required of them thereunder to consummate the FP Financing) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) if (A) the parties to the Forward Purchase Agreements do not perform their obligations under the provisions of the Forward Purchase Agreements and (B) the Company has notified Acquiror in writing of the Company’s intention to seek equitable relief on behalf of Acquiror to enforce the terms and provisions of the Forward Purchase Agreements at least five (5) days prior to the Company taking any action to seek such equitable relief, then (1) the Company shall have the right to either (at the Company’s election) (I) on behalf of Acquiror, to seek an injunction, specific performance, or other equitable relief, to prevent breaches of the Forward Purchase Agreements and to enforce specifically the terms and provisions thereof, without proof of damages or (II) to seek an injunction, specific performance, or other equitable relief, to cause Acquiror to prevent breaches of the Forward Purchase Agreements and to cause Acquiror to enforce specifically the terms and provisions thereof, without proof of damages, in each case of the foregoing clauses (I) and (II), prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which it is entitled under this Agreement, and (2) Acquiror shall not object or otherwise oppose any Action pursuant to which the Company is exercising its rights pursuant to the foregoing clause (1), and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.

11.14    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.16    Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by

the Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Subscription Agreements, the Sponsor Agreement, the Support Agreement, the Stockholders Agreement and the Registration Rights Agreement.

[signature page follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

MOSAIC ACQUISITION CORP.

By:	/s/ David M. Maura
Name: David M. Maura
Title: Chairman, President and Chief Executive Officer

MAIDEN MERGER SUB, INC.

By:	/s/ David M. Maura
Name: David M. Maura
Title: President and Chief Executive Officer

VIVINT SMART HOME, INC.

By:	/s/ Alex J. Dunn
Name: Alex J. Dunn
Title: President

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOSAIC ACQUISITION CORP.1

* * * * *

The present name of the corporation is Mosaic Acquisition Corp. (the “Corporation”). The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 21, 2018. This Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Restated Certificate”), which restates and integrates and also further amends the provisions of the Certificate of Incorporation, as amended and restated, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Corporation’s Certificate of Incorporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Mosaic Acquisition Corp.

ARTICLE II

REGISTERED OFFICE AND AGENT

The registered office in the State of Delaware is [Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Kent County, Delaware, 19904]. The name of its registered agent at such address is [Cogency Global Inc.]

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

[1]	Note: Following the effective time of the Merger, Mosaic Acquisition Corp. to be renamed “Vivint Smart Home, Inc.” by a separate amendment.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation has authority to issue is [            ], which shall be divided into two classes as follows:

[            ] shares of Class A common stock, par value $0.01 per share (“Common Stock”); and

[            ] shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

A.    The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (subject to any separate vote or consent of the holders of one or more classes or series of stock of the Corporation expressly required therefor under this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock)), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B.    Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally or holders of Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C.    Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any certificate of designation relating to such series of Preferred Stock).

D.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock of the Corporation having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, such dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

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E.    Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock of the Corporation having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F.    The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.    Notwithstanding anything contained in this Restated Certificate to the contrary, at any time when the Stockholder Parties (as defined in, and including any Person (as defined below) that from time to time becomes a Stockholder Party pursuant to the terms of, the Stockholders Agreement, dated [            ] (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”),(together with their respective Affiliates, successors and permitted assigns, each, a “Stockholder Party”, and collectively the “Stockholder Parties”)) beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX, Article X and Article XI(B). For the purposes of this Restated Certificate, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.    In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate. Notwithstanding anything to the contrary contained in this Restated Certificate or any provision of law which might otherwise permit a

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lesser vote of the stockholders, at any time when the Stockholder Parties beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

C.    As used in this Article V and Article VIII only, the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and as used in this Article V and Article IX only, the term “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

ARTICLE VI

BOARD OF DIRECTORS

A.    Except as otherwise provided in this Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors and subject to the applicable requirements of the Stockholders Agreement, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the initial classification of the Board of Directors (the “Classification Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Classification Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Classification Date. Commencing with the first annual meeting of stockholders following the Classification Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or

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his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B.    Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that, subject to the rights of the holders of Preferred Stock or those granted pursuant to the Stockholders Agreement, at any time when the Stockholder Parties beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.    Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when the Stockholder Parties beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D.    Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.    During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Restated Certificate (including any certificate of designation with respect to any series of Preferred Stock) in respect of such series, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of directors of the Corporation shall automatically

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be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A.    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.    Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation in respect of any act or omission occurring prior to the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A.    At any time when the Stockholder Parties beneficially own, in the aggregate, at least 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. At any time when the Stockholder Parties beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the

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election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting, unless such action is recommended by all directors then in office; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B.    Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors; provided, however, that at any time when the Stockholder Parties beneficially own, in the aggregate, at least 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board of Directors or the Chairman of the Board of Directors at the request of any Stockholder Party that is an Affiliate of The Blackstone Group Inc. (or the successors and permitted assigns of any such Stockholder Party) (collectively, “Blackstone”).

C.    An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A.    In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Stockholder Parties and each of their Affiliates (as defined in this Article IX) may serve as directors, officers or agents of the Corporation, (ii) the Stockholder Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Stockholder Parties, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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B.    None of (i) the Stockholder Parties or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

C.    Notwithstanding the foregoing provisions of this Article IX, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.

D.    In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.    For purposes of this Article IX, “Affiliate” shall mean (a) in respect of any Stockholder Party, any Person that, directly or indirectly, is controlled by a Stockholder Party, controls a Stockholder Party or is under common control with a Stockholder Party and shall include any principal, member, director, partner, stockholder, officer, employee or other

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representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

F.    For purposes of this Article IX, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

G.    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2.

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock

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plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.

at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.    For purposes of this Article X, references to:

1.	“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.

“associate” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.

“Blackstone Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Blackstone or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act shares of stock of the Corporation that result in such person’s beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

4.

“Blackstone Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Blackstone Direct Transferee or any other Blackstone Indirect Transferee shares of stock of the Corporation that result in such person’s beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

5.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Section (B) of this Article X is not applicable to the surviving entity;

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(ii)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)

any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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(v)

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6.	“control,” including the terms “controlling,” “controlled by” and “under common control with” shall have the meaning set forth in Article IX.

7.

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (a) Blackstone, any Blackstone Direct Transferee, and any Blackstone Indirect Transferee, or any of their respective Affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)

has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer

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made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

9.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

10.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.

“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XI

MISCELLANEOUS

A.    If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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B.    Unless the Corporation consents in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of the Corporation, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL or this Restated Certificate or the Bylaws, or (iv) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI(B). Notwithstanding anything otherwise to the contrary herein, the provisions of this Article XI(B) will not apply to suits brought to enforce a duty or liability created by the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Mosaic Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [    ] day of 20[    ].

MOSAIC ACQUISITION CORP.

By:
Name:
Title:

Exhibit B

FORM OF AMENDED AND RESTATED

BYLAWS

OF

VIVINT SMART HOME, INC.1

ARTICLE I

Offices

SECTION 1.01    Registered Office. The registered office and registered agent of Vivint Smart Home, Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere as the Board of Directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

Meetings of Stockholders

SECTION 2.01    Annual Meetings.    Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that annual meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

SECTION 2.02    Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors or the Chairman of the Board of Directors shall determine and state in the notice of such meeting. The Board of Directors may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the DGCL. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors; provided, however, that with respect to any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors at the request of stockholders (as provided for in the Certificate of Incorporation), the Board of Directors shall not postpone, reschedule or cancel such special meeting without the prior written consent of such requesting stockholders.

[1]	Note: Formerly Mosaic Acquisition Corp.

SECTION 2.03    Notice of Stockholder Business and Nominations.

(A)    Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the Stockholders Agreement (as defined in the Certificate of Incorporation) (with respect to nominations of persons for election to the Board of Directors only), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of Article II of these Bylaws, (c) by or at the direction of the Board of Directors or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement (as defined below) of the date of such meeting is first made by the Corporation. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

(3)    A stockholder’s notice delivered pursuant to this Section 2.03 shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in

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solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed

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nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03 of these Bylaws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the day prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(B)    Special Meetings of Stockholders. Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board of Directors) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for the election to the Board of Directors to fill any vacancy or unfilled newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or unfilled newly created directorship is to be presented to the stockholders (1) as provided in the Stockholders Agreement, (2) by or at the direction of the Board of Directors or any committee thereof or (3) provided that the Board of Directors (or any Stockholder Party that is an Affiliate of The Blackstone Group, Inc. (or the successors and permitted assigns of any such Stockholder Party) pursuant to Section B of Article VIII of the Certificate of Incorporation) has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting on such matters, who (subject to paragraph (C)(4) of this Section 2.03) complies with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors to fill any vacancy or newly created directorship on the Board of Directors, any such stockholder entitled to vote on such matter may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03

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shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C)    General. (1) Except as provided in paragraph (C)(4) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Stockholders Agreement shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants and on shareholder approvals. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by the DGCL, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the

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writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, the meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2)    Whenever used in these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)    Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(d) and (B) of this Section 2.03), and compliance with paragraphs (A)(1)(d) and (B) of this Section 2.03 of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

(4)    Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Stockholders Agreement remains in effect with respect to the Stockholder Parties (as defined in the Certificate of Incorporation), the Stockholder Parties (to the extent then subject to the Stockholders Agreement) shall not be subject to the notice procedures set forth in paragraphs (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

SECTION 2.04    Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

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SECTION 2.05    Quorum.    Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

SECTION 2.06    Voting.    Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of the stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matters in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.07    Chairman of Meetings. The Chairman of the Board of Directors, or in the Chairman of the Board of Directors’ absence or at the Chairman of the Board of Directors’ direction, the Chief Executive Officer of the Corporation (the “Chief Executive Officer”), or in the absence of the Chief Executive Officer or at the Chief Executive Officer’s direction, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

SECTION 2.08    Secretary of Meetings. The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence or at the direction of the Secretary, the Chairman of the Board of Directors or the Chief Executive Officer shall appoint a person to act as Secretary at such meetings.

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SECTION 2.09    Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

SECTION 2.10    Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of outstanding stock of the Corporation, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.11    Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a)    participate in a meeting of stockholders; and

(b)    be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication;

provided, that

(i)    the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii)    the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

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(iii)    if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 2.12    Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III

Board of Directors

SECTION 3.01    Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

SECTION 3.02    Number and Term; Chairman. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board of Directors. Directors shall be elected by the stockholders at their annual meeting, and the term of each director so elected shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect from its ranks a Chairman of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board of Directors is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board of Directors) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one (1) of their members to preside over such meeting.

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SECTION 3.03    Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation. The resignation shall take effect at the time or upon the happening of any event specified therein, and if no specification is so made, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

SECTION 3.04    Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

SECTION 3.05    Vacancies and Newly Created Directorships. Except as otherwise provided by the DGCL and subject to the Stockholders Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.06    Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer of the Corporation or the Chairman of the Board of Directors, and shall be called by the Chief Executive Officer or the Secretary of the Corporation if directed by the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least twenty four (24) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3.07    Quorum, Voting and Adjournment. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

SECTION 3.08    Committees; Committee Rules. The Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate

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one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided that no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

SECTION 3.09    Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.10     Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

SECTION 3.11    Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

SECTION 3.12     Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any

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of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

Officers

SECTION 4.01    Number. The officers of the Corporation shall include any officers required by the DGCL, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect a Chief Executive Officer, a President, one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers, a Secretary and one or more Assistant Secretaries and any other additional officers as the Board of Directors deems necessary or advisable, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

SECTION 4.02    Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

SECTION 4.03    Chief Executive Officer. The Chief Executive Officer, subject to the determination of the Board of Directors, shall have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the Board of Directors has not elected a Chairman of the Board of Directors or in the absence or inability to act as the Chairman of the Board of Directors, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board of Directors, but only if the Chief Executive Officer is a director of the Corporation.

SECTION 4.04    President. The President, if elected, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 4.05    Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

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SECTION 4.06    Treasurer. The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 4.07    Secretary.    The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer or the Board of Directors.

SECTION 4.08    Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Board of Directors.

SECTION 4.09    Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

SECTION 4.10    Contracts and Other Documents. The Chief Executive Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

SECTION 4.11    Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors,

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shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

SECTION 4.12    Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

SECTION 4.13    Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

SECTION 4.14    Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE V

Stock

SECTION 5.01    Shares With Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, a Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 5.02    Uncertificated Shares. If the Board of Directors chooses to issue uncertificated shares, within a reasonable time after the issue or transfer of uncertificated shares, the Corporation shall, if required by the DGCL, give a notice to the registered owner thereof containing the information required to be set forth or stated on stock certificates by the applicable provisions of the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted by applicable law.

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SECTION 5.03    Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agents and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates representing shares of stock of the Corporation and uncertificated shares.

SECTION 5.04    Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

SECTION 5.05    List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the

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notice of the meeting. Except as otherwise provided by the DGCL, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

SECTION 5.06    Fixing Date for Determination of Stockholders of Record.

(A)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C)    Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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SECTION 5.07    Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

Notice and Waiver of Notice

SECTION 6.01    Notice. (A) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the DGCL.

(B)    Except as otherwise provided herein or permitted by applicable law, notices to any director may be in writing and delivered personally or mailed to such director at such director’s address appearing on the books of the Corporation, or may be given by telephone or by any means of electronic transmission (including, without limitation, electronic mail) directed to an address for receipt by such director of electronic transmissions appearing on the books of the Corporation.

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(C)    Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the Corporation under any provision of applicable law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice permitted under this Section 6.01(C), shall be deemed to have consented to receiving such single written notice.

SECTION 6.02    Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

Indemnification

SECTION 7.01    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer or General Counsel and Secretary of the Corporation appointed pursuant to Article IV of these Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer

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of the Corporation appointed by the Board of Directors pursuant to Article IV of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VII.

SECTION 7.02    Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03 (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 7.01 and 7.02 or otherwise.

SECTION 7.03    Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for

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indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

SECTION 7.04    Indemnification Not Exclusive.

(A)    The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(B)    Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation and as a director, officer, employee or agent of one or more indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from any indemnitee-related entity. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by any indemnitee-related entity and no right of advancement or recovery the indemnitee may have from any indemnitee-related entity shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any indemnitee-related entity shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, such indemnitee-related entity shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable any indemnitee-related entity effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04(B) of Article VII, entitled to enforce this Section 7.04(B) of Article VII.

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For purposes of this Section 7.04(B) of Article VII, the following terms shall have the following meanings:

(1)    The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(2)    The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both an indemnitee-related entity and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or an indemnitee-related entity, as applicable.

SECTION 7.05    Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 7.06    Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 7.07    Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

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ARTICLE VIII

Miscellaneous

SECTION 8.01    Electronic Transmission, etc. For purposes of these Bylaws, the terms “electronic transmission,” “electronic mail,” and “electronic mail address,” as used herein, shall have the meanings ascribed thereto in the DGCL.

SECTION 8.02    Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 8.03    Fiscal Year. The fiscal year of the Corporation shall end on March 31, or such other day as the Board of Directors may designate.

SECTION 8.04    Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 8.05    Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX

Amendments

SECTION 9.01    Amendments. The Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Notwithstanding any other provisions of these Bylaws or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when the 313 Acquisition Entities (as defined in the Stockholders Agreement) beneficially own, in the aggregate, less than 30% in voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation), these Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 9.01) or to adopt any provision inconsistent herewith.

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Exhibit C

VIVINT SMART HOME, INC.

[2019] OMNIBUS INCENTIVE PLAN

1. Purpose. The purpose of the Vivint Smart Home, Inc. [2019] Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel, and to provide a means whereby directors, officers, employees, consultants, and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.

(b) “Adjustment Event” has the meaning given to such term in Section 11(a) of the Plan.

(c) “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(d) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award, and Other Cash-Based Award granted under the Plan.

(e) “Award Agreement” means the document or documents by which each Award (other than an Other Cash-Based Award) is evidenced, which may be in written or electronic form.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause”, as defined in any employment, severance or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination, or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) continued failure substantially to perform the Participant’s employment or service duties (other than as a result of total or partial incapacity due to physical or mental illness), (B) dishonesty in the performance of the Participant’s employment or service duties, (C) commission of an act or acts on the Participant’s part constituting (x) what would be classified as a felony under the laws of the United States or any state thereof or (y) what would be classified as a misdemeanor involving moral turpitude under the law of the United States or any state thereof, (D) use, possession, sale, or purchase of controlled substances or alcohol during working hours or on the job site or being under the influence of controlled substances or alcohol during working hours or on the job site, (E) willful malfeasance or willful misconduct in connection with the Participant’s employment or service duties or any act or omission which is or could reasonably be expected to be injurious to the financial condition or business reputation of Service Recipient or any other member of the Company Group, (F) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Service Recipient or any other member of the Company Group, (G) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient or (H) engagement in a Restrictive Covenant Violation; provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder.

(h) “Change in Control” means:

(i) the acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii) during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

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(iii) the sale, transfer, or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.

(j) “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(k) “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(l) “Company” means Vivint Smart Home, Inc., a Delaware corporation, and any successor thereto.

(m) “Company Group” means, collectively, the Company and its Subsidiaries.

(n) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(o) “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction other than the United States of America that may be designated by the Board or the Committee from time to time.

(p) “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) the Participant having engaged in a Restrictive Covenant Violation; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.

(q) “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability”, as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.

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(r) “Effective Date” means the date on which the Company enters into an agreement to consummate an initial public offering of the Common Stock pursuant to a registration filed with the Securities Exchange Commission pursuant to the Securities Act.

(s) “Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

(u) “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

(v) “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock; provided, however, as to any Awards granted on or with a Date of Grant of the date of the pricing of the Company’s initial public offering, “Fair Market Value” shall be equal to the per share price at which the Common Stock is offered to the public in connection with such initial public offering.

(w) “GAAP” has the meaning given to such term in Section 7(d) of the Plan.

(x) “Immediate Family Members” has the meaning given to such term in Section 13(b) of the Plan.

(y) “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

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(z) “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(aa) “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(bb) “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(cc) “Option” means an Award granted under Section 7 of the Plan.

(dd) “Option Period” has the meaning given to such term in Section 7(c) of the Plan.

(ee) “Other Cash-Based Award” means an Award that is granted under Section 10 of the Plan that is denominated and/or payable in cash.

(ff) “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock and/or (ii) measured by reference to the value of Common Stock.

(gg) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(hh) “Performance Conditions” means specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share;

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(xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; or (xxviii) any combination of the foregoing. Any one or more of the aforementioned Performance Conditions may be stated as a percentage of another Performance Condition, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

(ii) “Permitted Transferee” has the meaning given to such term in Section 13(b) of the Plan.

(jj) “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(kk) “Plan” means this Vivint Smart Home, Inc. [2019] Omnibus Incentive Plan, as it may be amended and/or restated from time to time.

(ll) “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(mm) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

(nn) “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(oo) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities, or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(pp) “Restrictive Covenant Violation” means the Participant’s breach of any provision of any agreement (including any Award Agreement) with the Service Recipient or any other member of the Company Group (whether currently in existence or arising in the future from time to time, and whether entered into pursuant to the Plan or otherwise) containing covenants regarding non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations.

(qq) “SAR Period” has the meaning given to such term in Section 8(c) of the Plan.

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(rr) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

(ss) “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(tt) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(uu) “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.

(vv) “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5(b) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(ww) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(xx) “Substitute Awards” has the meaning given to such term in Section 5(e) of the Plan.

(yy) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

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3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4. Administration.

(a) General. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Committee Authority. Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the

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Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for an exemption provided by Rule 16b-3 promulgated under the Exchange Act related to Persons who are subject to Section 16 of the Exchange Act will be taken only by the Board or by a committee or subcommittee of two (2) or more Qualifying Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.

(d) Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e) Indemnification. No member of the Board, the Committee, or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions, or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

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(f) Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) Grants. The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions.

(b) Share Reserve and Limits. Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 11 of the Plan, no more than [            ]1 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan; provided, however, that the Absolute Share Limit shall be automatically increased on the first day of each fiscal year following the fiscal year in which the Effective Date falls in an amount equal to the least of (x) [            ]2 shares of Common Stock, (y) 5% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of shares of Common Stock as determined by the Board; (ii) subject to Section 11 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to a Non-Employee Director (or with respect to each single year in the event awards are granted for more than one year), taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $1,000,000 in total value with respect to each such fiscal year (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

(c) Share Counting. Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares of Common Stock will again be available for grant under the Plan. Shares of Common Stock withheld in payment of the Exercise Price, or taxes relating to an Award, and shares equal to the number of shares surrendered in payment of any Exercise Price, or taxes relating to an Award, shall be deemed to constitute shares not issued to the

[1]	Note to Draft: To be equal to 10% of outstanding Common Stock as of Closing.
[2]	Note to Draft: To be equal to 5% of outstanding Common Stock as of Closing.

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Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either: (i) the applicable shares are withheld or surrendered following the termination of the Plan; or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the Common Stock is listed.

(d) Source of Shares. Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares of Common Stock, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase, or a combination of the foregoing.

(e) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares of Common Stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

6. Eligibility. Participation in the Plan shall be limited to Eligible Persons.

7. Options.

(a) General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion

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thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c) Vesting and Expiration; Termination.

(i) Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(ii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one (1) year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for ninety (90) days thereafter (but in no event beyond the expiration of the Option Period).

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes

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required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent, and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that is needed to pay the Exercise Price. Any fractional shares of Common Stock shall be settled in cash.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any share of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such share of Common Stock before the later of (i) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any share of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such share of Common Stock.

(f) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

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8. Stock Appreciation Rights.

(a) General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c) Vesting and Expiration; Termination.

(i) A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason. SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition.

(ii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding SARs granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for one (1) year thereafter (but in no event beyond the expiration of the SAR Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for ninety (90) days thereafter (but in no event beyond the expiration of the SAR Period).

(d) Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

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(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

9. Restricted Stock and Restricted Stock Units.

(a) General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Stock Certificates and Book-Entry Notation; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 13(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

(c) Vesting; Termination.

(i) Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason.

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(ii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units, as applicable, shall cease and (B) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(d) Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Participant or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).

(ii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.

(e) Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book-entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE VIVINT SMART HOME, INC. [2019] OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN VIVINT SMART HOME, INC. AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF VIVINT SMART HOME, INC.

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10. Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant Other Equity-Based Awards and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine including, without limitation, those set forth in Section 5(a) of the Plan. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time. Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 13(c) of the Plan.

11. Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Other Cash-Based Awards):

(a) General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 11 shall be conclusive and binding for all purposes.

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(b) Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:

(i) substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on, or termination of Awards, or a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and

(ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof.

Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

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(d) Fractional Shares. Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e) Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 11 shall be conclusive and binding for all purposes.

12. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance, or termination shall be made without stockholder approval if: (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 11 of the Plan), or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 12(b) of the Plan without stockholder approval.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 11, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

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13. General.

(a) Award Agreements. Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability, or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate, or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b) Nontransferability.

(i) Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any Person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C), and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan or in any applicable Award Agreement to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired

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pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c) Dividends and Dividend Equivalents.

(i) The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property (in each case, without interest), on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards.

(ii) Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within fifteen (15) days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).

(iii) To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

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(d) Tax Withholding.

(i) A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment, and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii) Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the minimum income, employment, and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by: (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii) The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment, and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

(e) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(f) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be

22

selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on, or after the Date of Grant.

(g) International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(h) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary or beneficiaries, as applicable, who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(i) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the

23

Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(j) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(k) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations, and other requirements of the Securities and Exchange Commission and any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted, and any other applicable Federal, state, local, or non-U.S. laws, rules, regulations, and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

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(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company, and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code: (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), with such amount being delivered to the Participant as soon as practicable following the cancellation of such Award (or portion thereof) or (B) in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, or the underlying shares in respect thereof.

(l) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee (or its designee in accordance with Section 4(c) of the Plan) in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(m) Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(n) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

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(o) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(q) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

(r) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws’ provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

(s) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(t) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

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(u) Section 409A of the Code.

(i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6)-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) are accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(v) Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

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(w) Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i) cancellation of any or all of such Participant’s outstanding Awards; or

(ii) forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and repayment of any such gain promptly to the Company.

(x) Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(y) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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Exhibit D

CERTIFICATE OF INCORPORATION

of

LEGACY VIVINT SMART HOME, INC.

FIRST.     The name of the Corporation is:

Legacy Vivint Smart Home, Inc.

SECOND.     The registered office and registered agent of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.

THIRD.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or any successor statute.

FOURTH.     The total number of shares of capital stock which the Corporation shall have authority to issue is 5,000 shares of common stock, par value $0.01 per share.

FIFTH.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

SIXTH.    Unless and except to the extent that the bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH.    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

EIGHTH.    Except as otherwise agreed in writing between such director and the Corporation, or as provided below, to the fullest extent permitted by law, except as may be otherwise agreed in writing between such director and the Corporation, (a) no director of the Corporation (other than any director who is an executive officer of the Corporation) shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries or (ii) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, including, in the cases of clauses (i) or (ii), any such matters as may be Corporate Opportunities (as defined below); and (b) no director shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation or any of its subsidiaries or stockholders solely by reason of any director of the Corporation (other than any director who is an executive officer of the Corporation) engaging in any such activity or entering into such transactions, including any

Corporate Opportunities. “Corporate Opportunity” means any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest.

Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such director shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or to any other director of the Corporation and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director of the Corporation or any of its subsidiaries solely by reason of the fact that any director of the Corporation (other than any director who is an executive officer of the Corporation) acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or a department or agency or political subdivision thereof, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or its subsidiaries; provided that if an opportunity is expressly communicated to a director of the Corporation in his or her capacity as a director as an opportunity intended exclusively for the Corporation or its subsidiaries (hereinafter called an “Identified Corporate Opportunity”), such Identified Corporate Opportunity shall belong to the Corporation and its subsidiaries and, unless and until the Corporation notifies the stockholders that neither the Corporation nor any of its subsidiaries intend to pursue such Identified Corporate Opportunity, no director of the Corporation may pursue such Identified Corporate Opportunity. In addition to and notwithstanding the foregoing provisions of this Article EIGHTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

NINTH.    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DCGL shall not apply to the Corporation.

TENTH.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the

Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.    To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

ELEVENTH. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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Exhibit E

Treatment of 313 Acquisition LLC Equity

Prior to the Effective Time, 313 Acquisition LLC (“Parent”) and the Company shall take, or cause to take, all necessary actions to effectuate the following:

1.

Each Class A Unitholder, other than the Holdback Executives and the Sponsor Unitholders, shall have the Class A Units held by each redeemed by Parent immediately prior to the Effective Time for shares of common stock of Vivint Solar Inc. (“VSLR Common Stock”) and Company Common Stock, as described below, with an equivalent value as the Class A Units so redeemed, assuming the liquidation of Parent immediately prior to the Effective Time and that, for purposes of such assumed liquidation, all Company Group Class B Units are vested (such assumed liquidation, the “Hypothetical Liquidation”), in a manner determined by the board of managers of Parent (the “Parent Board”), pursuant to the terms and conditions of the Parent Amended and Restated Limited Liability Company Agreement, dated as of November 16, 2012 (as it may be amended and/or restated from time to time, the “Parent LLCA”). The number of shares of VSLR Common Stock and Company Common Stock issued with respect to each Class A Unit in such redemptions shall be determined on a pro-rata basis using the relative value of the shares of VSLR Common Stock and Company Common Stock held by Parent as of the Effective Time. The relative value of Parent’s holdings shall be calculated using (i) with respect to shares of VSLR Common Stock, the VWAP of VSLR Common Stock for the twenty (20) trading days prior to the date that is three Business Days prior to the Closing Date and (ii) with respect to shares of Company Common Stock, the product of the Exchange Ratio multiplied by the VWAP of Acquiror Common Stock for the twenty (20) trading days prior to the date that is three Business Days prior to the Closing Date (the valuation principles set forth in this sentence, the “Valuation Principles”).

a.

The Company Common Stock issued in such redemption (and any Acquiror Common Stock into which such Company Common Stock is converted into in accordance with Section 3.01(b)) shall be subject to restrictions on Transfer until the first anniversary of the Closing Date.[1]

b.

Holders of the Company Common Stock issued in such redemption (as subsequently converted into Acquiror Common Stock in accordance with Section 3.01(b)) shall be eligible to be issued shares of Acquiror Common Stock pursuant to Section 3.06(a) and Section 3.06(b), if applicable.

2.

Holders of vested Company Group Class B Units as of immediately prior to the Effective Time, other than the Holdback Executives, shall have each such Company Group Class B Unit redeemed by Parent immediately prior to the Effective Time for shares of VSLR Common Stock and Company Common Stock as described below, with an equivalent value as the Company Group Class B Unit so redeemed, in a manner determined by the Parent

[1]

For the avoidance of doubt, any shares of VSLR Common Stock issued to a holder in such redemption shall not be subject to any restrictions on Transfer following the Effective Time (except for any Vivint Solar trading policy to the extent applicable to such holder).

Board, pursuant to the terms and conditions of the Company Group Stock Plans and the Parent LLCA (assuming the Hypothetical Liquidation). The number of shares of VSLR Common Stock and Company Common Stock issued with respect to each vested Company Group Class B Unit, in such redemptions shall be determined on a pro-rata basis using the relative value of the shares of VSLR Common Stock and Company Common Stock held by Parent as of the Effective Time. The relative value of Parent’s holdings shall be calculated using the Valuation Principles.

a.

The Company Common Stock issued in such redemption (and any Acquiror Common Stock into which such Company Common Stock is converted into in accordance with Section 3.01(b)) shall be subject to restrictions on Transfer until the first anniversary of the Closing Date. [2]

b.

The holders of the Company Common Stock issued in such redemption (as subsequently converted into Acquiror Common Stock in accordance with Section 3.01(b)) shall be eligible to be issued shares of Acquiror Common Stock pursuant to Section 3.06(a) and Section 3.06(b), if applicable.

3.

Holders of unvested Company Group Class B Units as of immediately prior to the Effective Time, other than the Holdback Executives, shall have each such unvested Company Group Class B Unit redeemed by Parent immediately prior to the Effective Time for a number of shares of Company Restricted Stock, with an equivalent value as the Company Group Class B Units so redeemed, in a manner determined by the Parent Board in accordance with the terms of the Company Group Stock Plans and the Parent LLCA (assuming the Hypothetical Liquidation and that, after taking into account their respective deemed unit values, an unvested Company Group Class B Unit has a value equal to a vested Company Group Class B Unit with the same deemed unit value). Such shares of Company Restricted Stock shall be subject to the same vesting terms and conditions as the corresponding Company Group Class B Units (as modified by Section 6(a) of this Exhibit E).[3]

a.

The holders of the Company Restricted Stock issued in such redemption (as subsequently converted into Rollover Restricted Stock in accordance with Section 3.05(d)(ii)) shall be eligible to be issued shares of Acquiror Common Stock pursuant to Section 3.06(a) and Section 3.06(b), if applicable.

[2]

For the avoidance of doubt, any shares of VSLR Common Stock issued to a holder in such redemption shall not be subject to any restrictions on Transfer following the Effective Time (except for VSLR trading policy to the extent applicable to such holder).

[3]	For example:
•

An individual has 10,000 unvested Company Group Class B Units, of which 6,000 vest based on continued service with the Company over a three year period (e.g., 2,000 Company Group Class B Units vest on each of the next three anniversaries of the grant date) and 4,000 vest based on continued service with the Company over a four year period from the Closing (e.g., 1,000 Company Group Class B Units vest on each of the first four anniversaries of the Closing Date).

•	If as a result of the redemption into Company Restricted Stock and conversion into Rollover Restricted Stock, the individual receives 1,000 shares of Rollover Restricted Stock:
•

600 of those shares will vest based on continued service with the Company over a three year period (e.g., 200 shares of Rollover Restricted Stock would vest on each of the next three anniversaries of the grant date); and

•

400 of those shares will vest based on continued service with the Company over a four year period (e.g., 100 shares of Rollover Restricted Stock would vest on each of the first four anniversaries of the Closing Date).

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4.	Treatment of Holdback Executives

a.

As of immediately prior to the Effective Time, the Company Group Class B Units (both vested and unvested) held by the Holdback Executives shall be converted into a number of Class A Units (the “Converted Class A Units”), in accordance with the terms and conditions of the Company Group Stock Plans and the Parent LLCA, with an equivalent value (assuming the Hypothetical Liquidation and taking into account the deemed unit value) and subject to the same vesting terms and conditions as the corresponding Company Group Class B Units (as modified by Section 6(a) of this Exhibit E).

b.

As of immediately following the Effective Time, the Class A Units (including, for the avoidance of doubt, the Converted Class A Units) held by the Holdback Executives shall be automatically reclassified into a number of vested and, in the case of unvested Converted Class A Units, unvested Tracking Units[4], subject to the same vesting terms and conditions as the corresponding Converted Class A Units (as modified by Section 6(a) of this Exhibit E), as applicable. As of immediately following the Effective Time the ratio of vested Tracking Units to unvested Tracking Units held by each Holdback Executive shall be the same for each type of Tracking Unit held by such Holdback Executive. The number of VSLR Tracking Units, VSH Tracking Units, VW Tracking Units and Other Property Tracking Units, respectively, to be issued to the Holdback Executives shall be determined on a pro-rata basis using the relative value of the shares of VSLR Common Stock, Company Common Stock and common stock of Vivint Wireless, Inc. (“VW Common Stock”) and Other Property held by Parent as of immediately following the Effective Time. The relative value of Parent’s holdings of shares of VSLR Common Stock, Company Common Stock and VW Common Stock and Other Property shall be (i) calculated using the Valuation Principles and (ii) with respect to shares of VW Common Stock and Other Property, as determined by the Parent Board in good faith.

c.

On the 12-month anniversary of the Effective Time, ten (10%) percent of the then-vested VSH Tracking Units, VSLR Tracking Units and VW Tracking Units held by the Holdback Executives as of such date, less the amount of any VSH Tracking Units, VSLR Tracking Units and VW Tracking Units previously sold by, or distributed to, such Holdback Executive in accordance with Section 7, shall be redeemed by Parent for a number of shares of Acquiror Common Stock, VSLR Common Stock and VW Common Stock equal to, with respect to each class of Tracking Unit, the proportion of the number of Tracking Units of a class being so redeemed compared to the aggregate number of Tracking Units of such class then outstanding multiplied by the total number of shares of common stock (or any other security or property into which such shares are converted) tracked by such Tracking Unit that are then owned by Parent, in a manner determined by the Parent Board, pursuant to the terms and conditions of the Parent LLCA.

[4]	Any unvested Tracking Units that are forfeited shall be forfeited back to Parent.

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d.

On, or following, the 24-month anniversary of the Effective Time, upon written request to Parent by a Holdback Executive, Parent shall promptly redeem all (or any portion) of the then-vested VSH Tracking Units, VSLR Tracking Units and VW Tracking Units held by the Holdback Executives for a number of shares of Acquiror Common Stock, VSLR Common Stock and VW Common Stock equal to, with respect to each class of Tracking Unit, the proportion of the number of Tracking Units of a class being so redeemed compared to the aggregate number of Tracking Units of such class then outstanding multiplied by the total number of shares of common stock (or any other security or property into which such shares are converted) tracked by such Tracking Unit that are then owned by Parent, in a manner determined by the Parent Board, pursuant to the terms and conditions of the Parent LLCA. For the avoidance of doubt, Parent shall have no obligation to redeem any Other Property Tracking Units at any time and may redeem such Other Property Tracking Units, in its sole discretion, in accordance with the terms and conditions of the Parent LLCA.

e.

Notwithstanding the foregoing, Parent reserves the right, in its sole discretion, to make distributions of shares of VSLR Common Stock, Acquiror Common Stock and VW Common Stock to the Holdback Executives in respect of the applicable Tracking Units at any time, pursuant to the terms and conditions of the Parent LLCA.

f.

For the avoidance of doubt any shares of VSLR Common Stock, Acquiror Common Stock, and/or VW Common Stock issued to the Holdback Executive in such redemptions or distributions shall not be subject to any restrictions on Transfer unless otherwise required under the terms of the applicable stockholders agreement or agreed to by Parent (or the Acquiror) and the applicable Holdback Executive.

5.

All shares of Acquired Common Stock issuable under Company Group Equity Awards (including any Rollover Equity Awards into which such Company Group Equity Awards are converted pursuant to Section 3.05), other than any (i) Company Group Equity Awards held by the Holdback Executives and (ii) awards under the Company Group LTIP Plans (including any awards under the Rollover LTIP Plans into which such awards are converted pursuant to Section 3.05(c)), shall be subject to restrictions on Transfer until the first anniversary of the Closing Date, unless otherwise agreed to by the Company and the applicable holder.

6.	Vesting Schedule Modifications

a.	The vesting schedule for each 2.0x MOIC Company Group Equity Award shall be modified as follows:

i.

25% of the 2.0x MOIC Company Group Equity Award shall vest, subject to the continued employment or service with the Company or its Affiliates (including the Acquiror) of the holder thereof, on each of the first four anniversaries of the Closing Date.

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ii.

On the earlier of (x) the date of a Change of Control (as defined in the applicable Company Group Stock Plan) and (y) the date that the Sponsor receives cash proceeds in respect of the Sponsor’s investment in the Class A Units held from time to time by the Sponsor in an amount necessary to ensure a return equal to 2.0 times the Sponsor’s cumulative invested capital in respect of the Class A Units (as converted into Tracking Units), any then-unvested 2.0x MOIC Company Group Equity Awards (including any Rollover Equity Award into which such Company Group Equity Awards are converted pursuant to Section 3.05) shall vest, subject to the continued employment or service with the Company or its Affiliates (including the Acquiror) of the holder thereof on such date.

b.

The distribution schedule for the MOIC LTIP Shares shall be modified such that 1/3 of the MOIC LTIP Shares shall be delivered to participants in the Rollover LTIP Plans, in accordance with the terms thereof, on each of the 24-, 36- and 48-month anniversaries of the Closing Date, disregarding the achievement of the First Performance Hurdle and/or the Second Performance Hurdle; provided, that (x) on the date of a Change of Control 100% of the then-undelivered MOIC LTIP Shares shall be distributed to participants in the Rollover LTIP Plans, in accordance with the terms thereof and (y) on the date that the Sponsor receives cash proceeds in respect of the Sponsor’s investment in the Class A Units held from time to time by the Sponsor in an amount necessary to ensure a return equal to 2.0 times the Sponsor’s cumulative invested capital in respect of the Class A Units, 50% of the then-undelivered MOIC LTIP Shares shall be distributed to participants in the Rollover LTIP Plans, in accordance with the terms thereof; provided, further, that notwithstanding the foregoing, no MOIC LTIP Shares may be distributed prior to the six-month anniversary of the Closing Date.

7.

Following the Closing, to the extent Parent sells Acquiror Common Stock, VSLR Common Stock or VW Common Stock, the Holdback Executives and the Sponsor Unitholders (in each case, to the extent they hold vested VSH Tracking Units, VSLR Tracking Units or VW Tracking Units at the time of such sale, as applicable), may elect to participate in such sale in accordance with the Parent LLCA. To the extent a Holdback Executive or Sponsor Unitholder elects to so participate, it will have a number of its applicable vested Tracking Units redeemed equal to the product of (a) the quotient of (i) the aggregate fair market value of the Acquiror Common Stock, VSLR Common Stock or VW Common Stock, as applicable, so sold by Parent divided by (ii) the fair market value of a VSH Tracking Unit as of the time of such sale multiplied by (b) the quotient of (i) the number of its VSH Tracking Units, VSLR Tracking Units or VW Tracking Units, as applicable, for which it has elected to participate in such sale divided by (ii) the aggregate number of vested VSH Tracking Units, VSLR Tracking Units or VW Tracking Units, as applicable for which the Holdback Executives and the Sponsor Unitholders have elected to participate in such sale (such quotient described in this clause (b), the “Participation Percentage”), in exchange for an amount equal to the product of (x) the net proceeds of such sale multiplied by (y) the

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Participation Percentage. To the extent that a Holdback Executive elects not to participate in such sale, upon written request to Parent by such Holdback Executive following such sale, Parent shall promptly redeem all (or any portion) of the then-vested Tracking Units held by the Holdback Executives which were eligible to be sold in such sale for shares of Acquiror Common Stock, VSLR Common Stock or VW Common Stock, as applicable, with an equivalent value as the Tracking Units so redeemed, in a manner determined by the Parent Board, pursuant to the terms and conditions of the Parent LLCA.

8.

For the avoidance of doubt, (a) with respect to any determination under this Exhibit E of the value of a Class A Unit or a Company Group Class B Unit or the value of Parent’s holdings of shares of Company Common Stock (or Acquiror Common Stock at or following the Effective Time), VSLR Common Stock or VW Common Stock or Other Property, to the extent any shares of Company Common Stock (or Acquiror Common Stock at or following the Effective Time), VSLR Common Stock or VW Common Stock have been, in whole or in part, sold or otherwise exchanged for other property (including cash) and such other property has not been distributed to the equityholders of Parent, such determination shall take into account such other property and (b) with respect to any redemption or distributions that involves the transfer of VSLR Common Stock or VW Common Stock, to the extent Parent has sold or otherwise exchanged its holdings of shares of VSLR Common Stock in their entirety or its holdings of shares of VW Common Stock in their entirety, no shares of VSLR Common Stock or VW Common Stock (as applicable) shall be transferred and, if such shares were sold or otherwise exchanged for other property and such other property has not been distributed to the equityholders of Parent, such transfer shall take into account and include a portion of such other property.

9.	For purposes of this Exhibit E:

a.

“2.0x MOIC Company Group Equity Awards” means each Company Group Class B Unit or Company Group SAR that vests at such time, subject to the continued employment or service with the Company or its Affiliates of the holder thereof, that the Sponsor shall have received cash proceeds in respect of the Sponsor’s investment in the Class A Units held from time to time by the Sponsor in an amount necessary to ensure a return equal to 2.0 times the Sponsor’s cumulative invested capital in respect of the Class A Units.

b.	“Class A Units” means the Class A Units of Parent, including any Converted Class A Units.

c.	“Class A Unitholder” means each Person who holds Class A Units as of immediately prior to the Effective Time.

d.

“Holdback Executives” means Todd Pedersen, Alex Dunn and any of their respective Affiliates and their Permitted Transferees who hold Class A Units or Company Group Class B Units or any other Person to whom such Class A Units or Company Group Class B Units are transferred.

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e.

“MOIC LTIP Shares” means the shares of Acquiror Common Stock deliverable in respect of portion of each LTI Pool (as defined in the Company Group LTIP Plans) with respect to each Rollover LTIP Plan on (i) the later of (x) the date on which the First Performance Hurdle (as defined in the Company Group LTIP Plans) has been satisfied and (y) the date that is six months following the closing of the Public Offering (as defined in the Company Group LTIP Plans) and (ii) the later of (x) the date on which the Second Performance Hurdle (as defined in the Company Group LTIP Plans) has been satisfied and (y) the date that is six months following the closing of the Public Offering.

f.

“Other Property” means the Parent’s cash and property (other than the shares of Acquiror Common Stock, VSLR Common Stock and VW Common Stock held by Parent), in each case, as of immediately prior to the Effective Time (including any property which is acquired or exchanged following the Effective Time for such cash or other property).

g.	“Other Property Tracking Units” means units of Parent which are solely entitled to distributions in respect of Other Property.

h.	“Sponsor” means The Blackstone Group Inc. and its Affiliates.

i.	“Sponsor Unitholders” means the Sponsor Members (as defined in the Parent LLCA).

j.	“Tracking Units” means the VSH Tracking Units, the VSLR Tracking Units, the VW Tracking Units and the Other Property Tracking Units.

k.

“Transfer” means, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security.

l.

“VSH Tracking Units” means units of Parent which are solely entitled to distributions in respect of (x) the shares of Acquiror Common Stock owned by Parent as of immediately following the Effective Time and (y) the shares of Acquiror Common Stock, if any, issued to Parent pursuant to Section 3.06(a) and Section 3.06(b), in each case of (x) and (y), including any other security or property into which such shares are converted.

m.

“VSLR Tracking Units” means units of Parent which are solely entitled to distributions in respect of the shares of the VSLR Common Stock owned by Parent as of immediately following the Effective Time (or any other security or property into which such VSLR Common Stock is converted).

n.

“VW Tracking Units” means units of Parent which are solely entitled to distributions in respect of the shares of VW Common Stock owned by Parent as of immediately following the Effective Time (or any other security or property into which such VW Common Stock is converted).

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